Exhibit 10.1

LEASE

BY AND BETWEEN

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY,

AS LANDLORD, AND

rue21, inc.,

AS TENANT

INDEX TO LEASE PROVISIONS

ARTICLE I - Incorporation of Preambles-Certain Definitions

1.1	Incorporation of Preambles

1.2	Certain Definitions

ARTICLE II - Lease of Premises; Approvals; Delivery of Expansion Building; Contingency

2.1	Premises

2.2	Approvals

2.3	Delivery of Expansion Building

2.4	Contingency

ARTICLE III - Term and Extensions

3.1	Initial Term

3.2	Lease Year

3.3	Extensions

3.4	Rent Commencement Date

3.5	Rent Commencement Date Agreement

ARTICLE IV - Rent

4.1	Base Rent

4.2	Partial Month Rent

4.3	Terms of Payment

4.4	Additional Rent

4.5	Rent

4.6	Deferment of Rent

ARTICLE V - Absolute Net Lease

ARTICLE VI - Use

ARTICLE VII - Subletting and Assignment

7.1	Subletting and Assignment

7.2	Limits on Assignees

7.3	Assignment by Landlord

ARTICLE VIII - Quiet Enjoyment - Landlord’s Warranty

ARTICLE IX - Alterations

9.1	Tenant’s Alterations

9.2	Method of Alterations

ARTICLE X - Tenant’s Property

10.1	Installation Removal

10.2	Required Removal

10.3	Title at Termination

ARTICLE XI - Lien or Encumbrance

11.1	No Liens

11.2	No Consent to Work Lien or Encumbrance

ARTICLE XII - Repairs and Maintenance

12.1	Duty to Repair

12.2	Definition and Standard of Repair

12.3	No Obligation to Repair

ARTICLE XIII - Requirements of Law

ARTICLE XIV - Damage or Destruction

14.1	Tenant’s Obligation to Rebuild

14.2	Approval of Plans and Specifications

14.3	Payment from Escrow

14.4	Failure to Reconstruct; Termination

14.5	Force Majeure

14.6	No Abatement of Rent

14.7	Default in Payment of Rent

14.8	Landlord’s Mortgage

ARTICLE XV - Insurance

15.1	Tenant’s Property Insurance

15.2	Boiler Insurance

15.3	Public Liability Insurance

15.4	Worker’s Compensation. Employers Liability Insurance

15.5	Business Interruption

15.6	Insurance on Tenant’s Property

15.7	No Separate Insurance

15.8	Conduct of Business

15.9	Requirements of Policies

15.10	Release, Waiver of Subrogation

ARTICLE XVI - Indemnification of Landlord

ARTICLE XVII - Condemnation

17.1	Authority

17.2	Taking

17.3	Termination

17.4	Restoration

ARTICLE XVIII - Warranties and Representations

18.1	Landlord Warranties

18.2	Tenant Warranties

ARTICLE XIX - Default

19.1	Events of Default

19.2	Landlord’s Rights Upon Tenant’s Default

19.3	Re-letting

19.4	Damages Upon Termination

ARTICLE XX - Signs

ARTICLE XXI - Taxes and Other Liens

21.1	Impositions

21.2	Tax on Tenant Additions

21.3	Exceptions

21.4	Proof of Payment

21.5	Refunds

21.6	Protest

21.7	Requirements of Mortgage

ARTICLE XXII - Utilities

22.1	Payment of Charges

22.2	Provision of Services

ARTICLE XXIII - Holding Over

ARTICLE XXIV - Notice

24.1	Notice Address

24.2	Service of Notice

ARTICLE XXV - Subordination

25.1	Lease Subordinate

25.2	Subordination, Self-Operative: Subordination Agreement. Non-disturbance

25.3	Attornment

25.4	Attornment to Successor

ARTICLE XXVI - Landlord’s Access to the Premises

ARTICLE XXVII - Environmental Compliance

27.1	Definitions

27.2	Compliance

ARTICLE XXVIII - Late Rent

ARTICLE XXVIX - Estoppel Certificates

ARTICLE XXX - Reports

ARTICLE XXXI - Provisions of General Application

Exhibit A - Real Property Description for Initial Facility

Exhibit B- Site Plan

Exhibit C - Three Springs Industrial and Business Park Declarations of Covenants, Conditions and Regulations

LEASE

THIS LEASE (hereinafter sometimes referred to as this “Lease” or this “Agreement”), made this 8th day of July, 2011, and effective on the Expansion Building Delivery Date, as hereinafter defined (the “Effective Date”), by and between West Virginia Economic Development Authority, a West Virginia public corporation and government instrumentality, having its principal office at 160 Association Drive, Charleston, West Virginia, 25311-1217 (hereinafter referred to as “Landlord”), and rue21, inc., a Delaware corporation, having its principal office at 800 Commonwealth Drive, Warrendale, PA 15086 (hereinafter referred to as “Tenant”);

WITNESSETH THAT:

WHEREAS, Tenant desires to lease from Landlord upon the terms and conditions set out herein, the real property described in Exhibit A and illustrated in Exhibit B (the “Site Plan”) located in the City of Weirton, County of Brooke, State of West Virginia, and

WHEREAS, Landlord is willing to purchase and improve said real property and to lease said real property to Tenant upon the terms and conditions set out herein;

NOW, THEREFORE, for and in consideration of the foregoing preambles, of the mutual promises and covenants contained herein, of Ten Dollars ($10.00) cash in hand paid by Tenant to Landlord, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by both Landlord and Tenant, Landlord and Tenant hereby agree as follows:

ARTICLE I

Incorporation of Preambles-Certain Definitions

1.1 Incorporation of Preambles. The foregoing preambles are hereby incorporated into this Lease as a part hereof by this reference thereto.

1.2 Certain Definitions. Reference is made in this Article 1.2 to certain defined terms used herein which are defined in the Articles referred to opposite each such term, as follows:

“Agreement”	Preambles
“Base Rent”	Paragraph 4.1
“Construction Schedule”	Paragraph 18.1(i)
“Declarations”	Article VI
“Details”	Paragraph 18.l(i)
“Expansion Building Delivery Date”	Article II
“Environmental Laws”	Paragraph 27.1(a)
“Force Majeure”	Paragraph 14.5
“Developer”	Article II
“Impositions”	Paragraph 21.1
“Improvements”	Article II
“Initial Term”	Paragraph 3.1
“Landlord”	Preambles
“Laws”	Article XIII
“Lease”	Preambles
“Lease Year”	Paragraph 3.2
“Phase I Report”	Paragraph 18.1(d)
“Premises”	Article II
“Prime Rate”	Paragraph 19.3(c)
“Regulated Substance”	Paragraph 27.1(b)

“Rent”	Paragraph 4.5
“Rent Commencement Date”	Paragraph 3.4
“Site Plan”	Preambles, Article II
“Substantial Completion”	Article II
“Tenant”	Preambles
“Tenant’s Building”	Article II
“Tenant’s Property”	Article X
“Term”	Paragraph 3.3

ARTICLE II

Lease of Premises; Approvals; Delivery of Expansion Building; Contingency.

2.1 Premises. Landlord, for and in consideration of the rent to be paid and of the covenants and agreements herein contained to be kept and performed by Tenant, does hereby exclusively lease and demise to Tenant, and Tenant does hereby exclusively hire from Landlord, the real property being located in the City of Weirton, County of Brooke and State of West Virginia described in Exhibit A and illustrated on Exhibit B, together with all improvements thereon, which shall include (1) an existing building containing 189,905 square feet (the “Existing Building”), and (2) a building addition containing approximately 185,000 square feet (the “Expansion Building”) and related attachments, fixtures, utilities, driveway and parking areas being constructed by Triangle Development Corporation, a West Virginia corporation (“Developer”), and all fixtures and accessory improvements thereon, including all roadway, parking areas and landscaped areas located thereon (collectively, such Existing Building, Expansion Building, fixtures and improvements are hereinafter referred to as the “Improvements”) together with all easements, rights, privileges and amenities otherwise appurtenant to such real property (herein called the “Premises”). Said Premises and Improvements are indicated upon the site plan attached hereto as Exhibit “B” (the “Site Plan”). Both the Expansion Building and Existing Building shall be collectively referred to as “Tenant’s Building”. Tenant is also leasing from Landlord a parcel on which will be constructed a 100-space truck trailer parking lot (“Truck Lot”) pursuant to a separate lease agreement of even date herewith (“Truck Lot Lease”).

2.2 Approvals. Landlord shall be solely responsible, at Landlord’s cost and expense, for obtaining and maintaining all permits, approvals, zoning, variances or other matters (collectively, the “Approvals”) that may be required by the applicable governmental agencies, bureau departments or any other governmental entity (a “Governmental Authority”) for the use and operation of the Premises for warehouse, office and freight movement use (excluding occupational licenses and other licenses required for Tenant’s particular use of the Premises). Tenant shall cooperate with Landlord in Landlord’s obtaining of the Approvals. Landlord warrants and represents that such use is allowed by law as of the date hereof.

2.3 Delivery of Expansion Building. Landlord and Developer are parties to (i) that a certain Purchase Agreement dated July 8th, 2011 (“Purchase Agreement”) for the acquisition of the Expansion Building by Landlord upon the terms, provisions and conditions contained in said Purchase Agreement. Landlord shall deliver to Tenant the Expansion Building on the day of Closing, as defined under and in accordance with the Purchase Agreement (“Expansion Building Delivery Date”).

Landlord warrants and represents that as of the Expansion Building Delivery Date, each component of the Expansion Building will be in good condition and repair and structurally sound (which condition includes, without limitation, that the Expansion Building roof will be leak-free and not in need, or in imminent need, of repair and that the plumbing, electrical, heating, ventilation and air-conditioning (“HVAC”) systems will be in new operating condition and repair and not in need, or imminent need, of repair), and Landlord shall assign to Tenant all warranties and contracts relating to the Improvements.

2.4. Contingency. Landlord acknowledges that Tenant’s business operations at the Premises are expressly contingent upon the availability of the use and operation of the Truck Lot for a period coterminous with this Lease. Accordingly, the parties agree that this Lease is expressly conditioned upon (i) Landlord entering in the Truck Lot Lease with Tenant that will permit Tenant to immediately improve, occupy and use the Truck Lot for the storage of tractor trailers for Tenant’s business for a period coterminous with this Lease (including any corresponding renewal options), and (ii) Tenant obtaining all permits, licenses and other required approvals from governmental entities or other parties that may be necessary for construction and operation of the Truck Lot (“Permit Contingency”). If the foregoing conditions have not been satisfied by Closing, as defined in the Purchase Agreement (“Deadline Date”), then at any time thereafter Tenant may terminate this Lease by giving seven (7) days’ written notice to Landlord. Should this Lease be terminated pursuant to this Section 2.4., neither party shall have any further rights or obligations hereunder, and neither party shall have any liability to the other party on account of any costs incurred in connection with this Lease. The Permit Contingency is conditioned upon Tenant diligently pursuing all such permits, licenses and other required approvals, and Landlord shall assist Tenant in obtaining the same. Additionally, Landlord shall be entitled to reasonable extensions of the Deadline Date to assist obtaining such permits or approvals required to meet the Permit Contingency. Tenant shall provide Landlord written notification of satisfaction the Permit Contingency and the waiver thereof by Tenant, within 5 days of such event.

ARTICLE III

Term and Extensions

3.1 Initial Term. The initial term (“Initial Term”) of this Lease shall commence on the Expansion Building Delivery Date and continue for fifteen (15) Lease Years. In the event that Landlord is not able to deliver the Expansion Building to Tenant under the terms of this Lease by May 1, 2012 (“Drop Dead Date”), then Tenant shall have the have the right to either cancel this Lease or defer the Effective Date of this Lease from month-to-month upon written notification thereof to Landlord; provided, that a cancellation of this Lease under the terms of this Section 3.1 shall not effect, in any way, Landlord’s and Tenant’s current and continuing obligations under the Old Lease, as hereinafter defined. The Drop Dead Date shall be extended commensurately with any extension of Closing Completion under the Purchase Agreement and extended commensurately in accordance with any joint decision of Tenant and Landlord to terminate the Purchase Agreement and proceed with completion of the Expansion Building under and pursuant to the provisions of Section 15.3.10 of the Purchase Agreement.

3.2 Lease Year. The first Lease Year during the Term shall be the twelve (12) calendar month period commencing on the Expansion Building Delivery Date and terminating on the last day of the twelfth (12th) full calendar month following the Expansion Building Delivery Date (December 31). Each subsequent Lease Year during the Term shall commence on the day immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months.

3.3 Extensions. Provided that Tenant is not in default in any condition of this Lease beyond any applicable cure period, at the time of expiration of the then existing Term of this Lease, Landlord hereby grants to Tenant the option to extend the Term for Two (2) additional periods of Five (5) years, each exercisable by Tenant’s written notice to Landlord of such exercise given not less than twelve (12) months prior to the expiration of the Initial Term hereof, or of the then existing option period, as the case may be, on the same terms and conditions as applied during the Initial Term, except the Base Rent. During each such extension period, the Base Rent shall be increased for each such five-year extension period by an amount of three percent (3%) over the Base Rent paid by Tenant at the end of the prior period. Should Tenant fail to exercise any prior extension option offered hereunder, all subsequent extension options shall be deemed waived as well. Tenant shall have no other renewal rights hereunder. The Initial Term of this Lease, plus all options to extend validly exercised by Tenant as provided in this Article III, are herein collectively referred to as the “Term.”

3.4 Rent Commencement Date. As used herein the term “Rent Commencement Date” shall be the Expansion Building Delivery Date.

3.5 Rent Commencement Date Agreement. When the Rent Commencement Date has been determined, Landlord and Tenant shall execute a memorandum which shall expressly confirm the Base Rent, Rent Commencement Date, Lease Year, the expiration date of the Initial Term, that Closing, as defined in the Purchase Agreement, of the Expansion Building has been achieved, that ratifies and affirms all of the terms and provisions of this Lease, and that affirms the Lease remains in full force and effect.

3.6 Termination of Old Lease. Effective at midnight on the date immediately preceding the Expansion Building Delivery Date (the “Old Lease Termination Date”), the instrument dated June 28, 1999 (as such may have been amended), wherein Landlord leased to Tenant’s predecessor-in-interest the Existing Building (the “Old Lease”), shall be hereby terminated. Tenant agrees to pay all rent and other sums due under the Old Lease in accordance with its terms thereof until the Old Lease Termination Date. Landlord and Tenant hereby each relinquish, release, and waive any and all claims of any kind whatsoever arising under or in connection with the Old Lease accruing subsequent to the Old Lease Termination Date.

ARTICLE IV

Rent

4.1 Base Rent. The Base Rent for the Initial Term shall be $1,400,000 per year, payable monthly in advance in the sum of $116,666.67, plus $79.20 per year, payable monthly in advance in the sum of $6.60 for each $1,000 of the Purchase Price (excepting reductions made pursuant to Sections 6.4 and 6.5 of the Purchase Agreement which shall be credited as set forth below) in excess of $8,100,000, rounded up to the nearest $1,000. The final Base Rent amount will be determined and set forth in the Rent Commencement Date Agreement as set forth in Section 3.5 of this Lease. Any Purchase Price reductions made in accordance with Sections 6.4 or 6.5 of the Purchase Agreement shall be applied to reduce Tenant’s first accruing Base Rent due hereunder. For purposes of illustration, assuming a Purchase Price of $8,100,000, if the Tenant Entry Date (as defined in the Purchase Agreement) is delayed 30 days, Tenant’s first monthly Base Rent payment shall be $56,666.67 ($116,666.67 – [30 x $2,000]).

4.2 Partial Month Rent. If the Rent Commencement Date shall be other than the first day of a calendar month, Base Rent shall be pro-rated for the period until the first day of the following month by taking the amount of monthly Base Rent divided by the number of days in the month and multiplying that amount times the number of days between the Rent Commencement Date and the first day of the following month.

4.3 Terms of Payment. All Rent and other payments to be made by Tenant to Landlord hereunder shall be made payable to Landlord in current legal tender of the United States of America and sent to Landlord at the place to which notice to Landlord is required to be sent hereunder unless Landlord shall direct otherwise by notice to Tenant. Extensions, indulgences, or changes by Landlord upon any occasion in the mode or time of payment of Rent or any other payment to be made by Tenant to Landlord hereunder shall not be construed as any continuing waiver or change, or as requiring or allowing in the future any similar change or indulgence. All Rent shall be payable as stated without notice or demand.

4.4 Additional Rent. All amounts other than Base Rent which Tenant is required to pay or discharge pursuant to this Lease including, but not limited to, charges for taxes, fees, including without limitation the City of Weirton, West Virginia fire service fee, insurance, utilities, maintenance of the Premises and any penalties for late payment of Base Rent shall constitute Additional Rent.

4.5 Rent. Rent shall mean Base Rent, Additional Rent and all other sums payable hereunder by Tenant.

ARTICLE V

Absolute Net Lease

It is the intent of Landlord and Tenant that the Rent to be paid to Landlord by Tenant be absolutely net to Landlord so that this Lease shall yield net to Landlord without abatement, set-off or deduction therefrom the rent as hereinabove provided, to be paid during the Term of this Lease or any extensions hereof, and, that all costs, expenses, assessments, fees and impositions of every kind or nature whatsoever relating to the Premises which may arise or become due during the Term of this Lease or any extensions hereof be paid by Tenant, and Landlord be indemnified and saved harmless by Tenant from and against the same. Tenant hereby assumes and agrees to perform all duties and obligations with relation to the Premises, as well as the use, operation, and maintenance thereof even though such duties and obligations would otherwise be construed to be those of the Landlord. Nothing herein contained, however, shall be deemed to require Tenant to pay or discharge any liens or mortgages of any character whatever which may be placed upon the Premises by the affirmative act of Landlord or against Landlord’s interest in the Premises.

ARTICLE VI

Use

The Premises shall be occupied and used by Tenant for the sole purpose of conducting therein the business of warehousing, distributing and selling clothing, shoes, accessories, cosmetics, novelties, candy and other retail consumer goods. Tenant shall use and occupy the Premises in accordance with all governmental laws, statutes, orders, ordinances, rules and regulations of any governmental authority with jurisdiction affecting the Premises from time to time, including, without limitation, applicable zoning ordinances. Tenant agrees to comply with all deed restrictions applicable to the Premises, in particular, Tenant shall at all times comply with that certain Declaration of Covenants, Conditions and Restrictions for the Three Springs Business Industrial Park, of record in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Deed Book No. 276, at page 455, as amended from time to time (the “Declarations”). Tenant shall not use, or allow the Premises to be used, for any purpose other than as specified herein and shall not use or permit the Premises to be used for any unlawful, disreputable or immoral purpose or in any way that will injure the reputation of the Premises, detract from its value, or result in violation of any certificate of occupancy applicable to the Premises, or endanger the Premises or unnecessarily increase the applicable insurance premiums payable with respect thereto, or permit the Premises to be occupied in whole or in part by any other person other than Tenant, its agents, servants, employees and invitees, except as otherwise provided herein.

ARTICLE VII

Subletting and Assignment

7.1 Subletting and Assignment. Tenant shall not assign this Lease or sublet all or any part of the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld. In the event of any assignment or subletting, Tenant shall nevertheless at all times remain fully responsible and liable for the payment of Rent and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease unless relieved therefrom by Landlord and Tenant’s assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed and shall be and become jointly and severally liable with Tenant for the keeping and performing thereof. In addition, Tenant shall have the right to transfer and assign this Lease without Landlord’s consent to any parent, subsidiary or affiliated company of Tenant, with Tenant remaining fully responsible and liable for the performance of all the terms of this Lease, including without limitation the payment of Rent. For purposes of this Article, a leasehold mortgage shall be deemed an assignment. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to sell or transfer its stock or assets or merge with another entity without Landlord’s consent.

7.2 Limits on Assignees. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, without the prior written consent of Landlord (which Landlord may grant or withhold in its sole discretion and which consent, in each instance to be effective, must expressly state Landlord is aware that the subject assignee or subtenant, as the case may be, is a tax-exempt entity) assign all or any part of its interest in this Lease or sublet all or any part of the Premises, or in any other manner grant any right to use, occupy or otherwise “lease” (within the meaning of Internal Revenue Code of 1986, Section 168(h), as amended (“Section 168(h)”)) all or any part of the Premises, to any “tax-exempt entity,” as defined in Section 168(h), to the extent that the aggregate portion of the Premises sublet, assigned, used, occupied or “leased” by all such tax-exempt entities shall be more than 35% of the Premises. Tenant agrees that any assignment of lease or subletting made in violation of the foregoing sentence will be deemed initially void, and acknowledges that, notwithstanding such voiding, Landlord may incur damages as a result of such violations, and Tenant agrees to indemnify Landlord from any such damages.

7.3 Assignment by Landlord. Landlord shall have the right to transfer all or any part of Landlord’s interest in the Lease and the Premises without the consent or approval of Tenant, which transfer shall work an absolute release of Landlord’s liabilities and obligations hereunder arising after the date of such assignment; provided, however, that prior to any such transfer, Landlord and Tenant shall amend Article XX of this Lease to cause any real property taxes assessed against the Premises and Tenant’s Building after such transfer to be paid by Landlord’s transferee.

ARTICLE VII

Quiet Enjoyment-Landlord’s Warranty

Landlord covenants and agrees with Tenant that so long as Tenant keeps and performs all of the covenants and conditions to be kept and performed by Tenant hereunder, Tenant shall have quiet, undisturbed and continued possession of the Premises free from any claims by any persons claiming under, by or through Landlord.

ARTICLE IX

Alterations

9.1 Tenant’s Alterations. Tenant shall have the right, at its sole cost and expense, either at the commencement of or during the Term of this Lease or any extension thereof to make such alterations in and/or additions to the Premises, including without limiting the generality of the foregoing, alterations in the water, gas and electrical wiring systems as may be necessary to fit the same for Tenant’s business upon first delivering to Landlord written plans and specifications for all such work and obtaining the written approval of Landlord, which approval shall not be unreasonably withheld, as to the materials to be used and the manner of making such alterations and/or additions. Upon the termination of this Lease, Tenant shall not be required to remove any of the original Improvements still in existence or any subsequent alterations or improvements, or to restore the Premises to its original condition. At such time, such Improvements and alterations permanently affixed (excluding Tenant’s Property as defined in Article X) as are not already the property of Landlord shall become the property of Landlord. Tenant shall have the right to make nonstructural alterations to the Premises without Landlord’s consent, subject to the covenants and conditions set forth in Exhibit C, as the same may be amended, and to any rules or regulations adopted pursuant thereto.

9.2 Method of Alterations. All alterations, additions and improvements made by Tenant shall be done in a good and workmanlike manner without impairing the structural soundness of the Premises and without lessening the value thereof. All such work shall be performed in accordance with all applicable laws, ordinances, rules, and regulations and requirements of all governmental authorities having jurisdiction over the Premises. Before commencing any work, Tenant shall obtain or cause to be obtained, workers’ compensation and employer’s liability insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Landlord and/or Tenant, and general liability insurance insuring Landlord and Tenant against any liability that may be incurred as a result of any work done by Tenant in, to or upon the Premises. A certificate of insurance or copy of said policy shall be delivered to Landlord upon written request. Tenant shall procure and pay for all permits, licenses and authorizations required in connection with any such alteration, addition or improvement, and Landlord agrees to cooperate with Tenant, at Tenant’s expense, in procuring such permits, licenses and authorizations.

ARTICLE X

Tenant’s Property

10.1 Installation Removal. Tenant may, at its sole cost and expense, install any trade fixtures, equipment, and other personal property of a temporary or permanent nature used in connection with its business on the Premises (“Tenant’s Property”), and Tenant shall have the right at any time during the Term of this Lease or any extensions hereof or upon expiration or earlier termination of the Lease or any extensions hereof, provided Tenant is not in default of any of the terms of this Lease, beyond any applicable cure period, to remove any and all such trade fixtures, equipment, and other personal property that it may have stored or installed upon the Premises; provided, however, that in the event of such removal, Tenant shall repair any damage caused by the removal of such trade fixtures, equipment, and other personal property and restore the Premises substantially to the same condition, ordinary wear and tear excepted, in which they were at the time Tenant took possession.

10.2 Required Removal. In case Tenant shall decide not to remove any part of its trade fixtures, equipment, or other personal property upon expiration or earlier termination of this Lease, Tenant shall notify Landlord in writing not fewer than ninety (90) days prior to the expiration of the Term of this Lease or any extensions hereof, specifying those items of trade fixtures, equipment, or other personal property that Tenant has decided not to remove. If, within thirty (30) days after service of such notice, Landlord shall request Tenant to remove any of said trade fixtures, equipment, or other personal property, Tenant shall, at its own expense, at or before the expiration of the Term of this Lease or any extension hereof, remove said trade fixtures, equipment, and other personal property and, except for minor cosmetic damage by reason of such removal, restore the Premises to good order and condition. Tenant will pay all costs and expenses incurred by Landlord in removing, sorting, or disposing of Tenant’s trade fixtures, equipment, and other personal property and repairing all damage to the Premises caused by removal of Tenant’s trade fixtures, equipment, or other personal property which Tenant has failed to remove despite Landlord’s request therefor. Any of Tenant’s trade fixtures, equipment, and other personal property not removed by Tenant upon the expiration or earlier termination of this Lease or any extensions hereof shall be considered abandoned by Tenant and may be appropriated, sold, destroyed, or otherwise disposed of by Landlord without liability or obligation on Landlord’s part to pay or account for same.

10.3 Title at Termination. At the expiration or earlier termination of this Lease or any extensions hereof, all remaining Improvements shall become and remain the property of Landlord, free and clear of any claim or interest of Tenant or anyone claiming thereunder. At the request of Landlord, Tenant will, at such time, execute, acknowledge, and deliver to Landlord a bill of sale or other appropriate conveyance document evidencing the transfer to Landlord of all right, title and interest of Tenant in and to the remaining Improvements.

ARTICLE XI

Lien or Encumbrance

11.1 No Liens. Tenant will pay or cause to be paid all charges for all work done, including without limitation all labor and materials for all repairs, alterations, and additions, to or upon the Premises during the Term of this Lease or any extensions hereof and will not suffer or permit any mechanic’s, materialman’s, or similar liens for labor or materials furnished to the Premises during the Term of this lease or any extensions hereof to be filed against the Premises; and if any such lien shall be filed for work contracted directly by Tenant, Tenant will either pay the same or procure the discharge thereof by giving security or in such other manner as may be required or permitted by law within thirty (30) days after receipt of notice of such filing or within such shorter time period as may be required by law. Tenant shall have the right, however, at its sole cost and expense, in its name or in the name of Landlord or in the name of both, to contest any such lien, provided the existence of such lien pending such contest shall not jeopardize Landlord’s interest in the Premises. Tenant shall indemnify Landlord against, and save Landlord harmless from, any and all loss, damage, claims, liabilities, judgments, interest, costs, expenses, and reasonable attorney’s fees arising out of the filing of any such lien.

11.2 No Consent to Work Lien or Encumbrance. Nothing contained herein shall constitute any consent or request by Landlord, express or implied, to or for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises nor as giving Tenant any right, power, or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord or the Premises in respect thereto. Nothing in this Lease shall be construed as empowering Tenant to encumber or cause to be encumbered the title or interest of Landlord in the Premises in any manner whatsoever.

ARTICLE XII

Repairs and Maintenance

12.1 Duty to Repair. During the Term of the Lease, Tenant shall, at its sole cost and expense, keep the Premises and the adjoining sidewalks, curbs, and passageways, if required by governmental authority, free from unlawful obstructions, and will keep the Premises in as good condition and repair as they were upon commencement of the Term of this Lease, normal wear and tear excepted, and will make all necessary repairs and perform commercially prudent maintenance thereto, interior and exterior, structural and non-structural, ordinary and extraordinary, and foreseen and unforeseen, including but not limited to, maintenance, and repair of, roofing, siding, the plumbing, electrical wiring, air conditioning and heating equipment, maintenance of the parking area, painting of the walls of the Improvements, and repair of all glass and casualty damage. Tenant shall, prior to making any repair of a structural nature, deliver to Landlord written plans and specifications for all such work and obtaining the written approval of Landlord as to the materials to be used and the manner of making such repairs. Landlord shall not unreasonably withhold or delay its approval of said repairs proposed to be made by Tenant. All repairs shall conform to the Declarations.

12.2 Definition and Standard of Repair. The term “repairs” shall include all necessary replacements, renewals, alterations, additions, and betterments. The necessity for and adequacy of repairs to the Improvements shall be measured by the standard which is appropriate for buildings of similar construction and class, provided that Tenant shall in any event make all repairs necessary to avoid any structural damage or injury to any of the Improvements. All repairs made by Tenant shall be equal in quality and class to the original work, shall meet the same requirements as are set out in paragraph 9.2 of this Lease to the extent necessary and shall be made in a good and workmanlike manner and in compliance with all applicable permits and authorizations and building and zoning laws and with all other laws, rules, regulations, and ordinances governing such work. Tenant will perform all necessary shoring of foundations and walls of any of the Improvements and every other act or thing for the safety and preservation thereof which may be necessary by reason of any excavation or other building operation by Tenant upon any adjoining property or street, alley or passageway. Tenant will not commit any waste of the Premises.

12.3 No Obligation to Repair. Landlord shall not under any circumstances be required to furnish any services or facilities or to make any repairs, replacements or alterations of any nature or description in or to the Premises whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever in connection with this Lease or to maintain the Premises in any way. Tenant hereby waives the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or thereafter enacted, and assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Premises. Landlord covenants to cooperate with Tenant in processing claims with respect to matters covered by any insurance.

ARTICLE XIII

Requirements of Law

After Landlord has substantially completed the Improvements, and Tenant has occupied same without objection, Tenant shall, at its expense, comply with, or cause to be complied with, all insurance requirements, and all laws, statutes, ordinances and regulations of federal, state, county and, municipal authorities including, but not limited to, the Americans with Disabilities Act (collectively, “Laws”) which shall impose any duty with respect to the physical condition of the Premises including, but not limited to, a duty to construct additional improvements or modify the Improvements or with respect to the conduct of Tenant’s business therein. Tenant shall have the right at Tenant’s own expense, to object to and appeal from any administrative or judicial decision requiring compliance and Landlord shall cooperate at Tenant’s expense with any such appeal and/or objection by Tenant. In the event compliance shall require improvements or alterations to the Premises, then, Tenant shall, at Tenant’s sole expense, construct such improvements in accordance with the provisions for Tenant’s alterations contained in Article IX of this Lease.

ARTICLE XIV

Damage or Destruction

14.1 Tenant’s Obligation to Rebuild. In the event of damage to or destruction of the Improvements during the Term of this Lease by fire, the elements, or other casualty for which the insurance carried pursuant to Article XV of this Lease entitled “Insurance” is payable, said insurance proceeds shall be paid into an escrow account with Landlord’s first mortgage lender or a bank selected by Landlord and agreed to by Tenant. The insurance proceeds shall be used by Tenant for the prompt reconstruction or repair, as the case may be, of the Improvements. Tenant shall rebuild or repair the same in such manner that the Improvements as so rebuilt or repaired shall be of the same condition as they were prior to such damage or destruction, and shall have same rebuilt or repaired and ready for occupancy within twelve (12) months from the time the insurance proceeds come available, subject to Force Majeure. If the insurance proceeds exceed the cost of repair or restoration, Tenant shall receive said excess upon completion of such repair or restoration.

14.2 Approval of Plans and Specifications. In the event of a loss hereunder, Tenant shall submit to Landlord the plans and specification for reconstruction or repair for Landlord’s approval. Landlord shall have a fifteen (15) day period within which to review and approve or disapprove the plans and specifications.

14.3 Payment from Escrow. Amounts shall be paid out from said escrow account established pursuant to Section 14.1 from time to time upon the certification of Tenant’s architect that said amount is being applied to the payment of the reconstruction or repair at a reasonable cost therefor and that the disbursement then requested, plus all previous disbursements and the amount of any applicable “deductible” do not exceed the cost of the repair or restoration already completed and paid for, and that the balance in said escrow account is sufficient to pay for the estimated cost of completing the repair or restoration. If the insurance proceeds shall be less than the cost of repair or restoration, Tenant shall pay the excess cost.

14.4 Failure to Reconstruct; Termination. In case of Tenant’s failure to enter into the reconstruction or repair of the Improvements within six (6) months from the date of payment of such insurance proceeds, subject to force majeure, and to prosecute said reconstruction or repair with such dispatch as may be necessary to complete the same within twelve (12) months after payment of such insurance proceeds, then the amount so collected, or the balance thereof remaining in the escrow account, shall be paid to Landlord and Landlord may terminate the Lease and retain such amounts as liquidated damages resulting from Tenant’s failure hereunder. Tenant shall have the right to terminate the Term if less than two (2) years remain in the Term at the time of any such casualty, and in such event Tenant shall have no obligation to rebuild the Improvements, Landlord shall have the sole and exclusive right to adjust the loss with the insurance carriers and all insurance proceeds shall be paid to and retained by Landlord.

14.5 Force Majeure. “Force majeure” shall mean events beyond the control of the parties, including, without limitation, fire, flood, tornado, or earthquake, war, riot, insurrection, strike, lockout,

boycott or embargo, acts of God, unavoidable casualties, labor disputes, and unusual delays in transportation, unavailability of materials, adverse weather conditions not reasonably anticipatable. Any party who asserts the occurrence of force majeure shall give written notice as soon as reasonably practicable after the commencement of a delay caused by an event of force majeure, and any party making claim therefor shall give a supplemental notice of the period of time such delay caused by an event of force majeure is expected to last. However, force majeure with respect to the Expansion Building Delivery Date and Substantial Completion of the Expansion Building as they affect paragraphs 3.4 and 4.6 of this Lease shall be defined to only include flood, fire, tornado, insurrection, earthquake or war.

14.6 No Abatement of Rent. Notwithstanding any contrary law, Rent shall not be suspended or abated as a result of such damage or destruction, and restoration or rebuilding.

14.7 Default in Payment of Rent. If, at any time after such insurance proceeds come into possession of Tenant or are placed in escrow pursuant to this Article after destruction or damage by casualty, Tenant is in default beyond any applicable cure period of any Rent or other charges payable under this Lease, then Landlord shall be entitled to so much of said proceeds as may be necessary to pay and discharge any such Rent or other charges of which Tenant is in default, whenever and as often as any such default shall occur. Tenant shall forthwith reimburse such escrow account by depositing therein any amount so paid out on account of Tenant’s default. Nothing herein contained, however, shall be construed as permitting Tenant to default in the payment of Rent or other charges herein stipulated to be paid or in the performance of any other covenants of this Lease, and Landlord may, at its option, proceed against Tenant for the collection of such Rent or other charges in default and recover and take possession of the Premises in accordance with the provisions of this Lease without prejudice to Landlord’s right to the benefit of such insurance money as security for Tenant’s performance under the terms of this Lease.

14.8 Landlord’s Mortgage. All provisions herein contained relative to the disposition of payments from insurance companies are subject to the requirement that, if any mortgagee who holds a mortgage on the Premises elects, in accordance with the terms of such mortgage, to require such insurance proceeds be paid to the mortgagee on account of the mortgage, then such payment shall be made, but in such event, Landlord must create the complete fund in the manner set forth in this Article to assure and complete the payment for the work of reconstruction or repair.

ARTICLE XV

Insurance

15.1 Tenant’s Property Insurance. Tenant shall, throughout the Term of this Lease, at Tenant’s sole cost and expense, provide and keep in force for the benefit of Landlord and Tenant, insurance against loss or destruction of or damage or injury to any Improvements now or hereafter erected on the Premises resulting from fire or from any hazard included in the so-called extended coverage endorsement (including plate glass insurance, increased cost of construction endorsement, sprinkler leakage, collapse and vandalism and malicious mischief, also known as “All Risks of Physical Loss Coverage”). In addition to the foregoing, Tenant shall, at Tenant’s sole cost and expense, provide and keep in force for the benefit of Landlord and Tenant, throughout the Term of this Lease, flood insurance, only if the Premises are located within the “Federal Flood Plain Area” of the United States, as well as insurance against loss or damage or injury or destruction of any Improvements now or hereafter erected on the Premises resulting from water or earthquake damage. Tenant shall provide and keep in full force all such insurance in an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer under the terms of the applicable policy, but in no event less than the full replacement cost of the Improvements, including the fixtures and equipment appurtenant thereto and used in connection with the Premises. Such replacement cost shall be determined annually by a method required by the insurer(s). The deductible under each of said policies shall be an amount not greater than Fifty Thousand Dollars ($50,000.00). Such insurance policies to be provided for and kept in force by Tenant shall provide that the loss, if any, be payable to Landlord and Tenant, as their-respective interests may appear, except as herein provided, and such insurance policies may exclude foundations, excavation and the usual items customarily excluded in such insurance policies, and that the proceeds thereof shall be used to repair or replace the damage sustained by the casualty. Landlord may require mat the interest of any mortgagee under a fee mortgage covering the Premises, be protected by proper endorsements to any such policies of insurance, and that duplicate originals of such policies of insurance be delivered to such mortgagee.

15.2 Boiler Insurance. If necessary, Tenant shall also provide and maintain insurance, at Tenant’s cost and expense throughout the Term of this Lease, for loss or damage by explosion of steam boilers, pressure vessels, air conditioning systems or similar apparatus to be now or hereafter installed on the Premises, to the extent applicable. Said insurance shall be on a Boiler and Machinery Broad Form Policy on a repair and replacement basis, with Use and Occupancy coverage for at least one hundred twenty (120) days.

15.3 Public Liability Insurance. During the Term, at Tenant’s sole cost and expense, Tenant shall maintain in full force and effect broad form commercial or comprehensive general liability insurance, including blanket contractual liability coverage specifically endorsed to provide coverage for the obligations assumed by Tenant pursuant to the Lease against claims and liability for personal injury, bodily injury, death or property damage occurring on, in or about the Premises, with limits of liability of not less than Three Million Dollars ($3,000,000.00) arising out of any one occurrence or annual aggregate. Tenant shall cause such insurance policy or policies to name Landlord, and/or any successor Landlord and Landlord’s mortgagee as additional insureds, as their interests may appear.

15.4 Workers’ Compensation. Employer’s Liability Insurance. Tenant shall also provide and maintain, at Tenant’s sole cost and expense throughout the Term of this Lease, workers’ compensation insurance with statutory limits of liability and employer’s liability insurance with limits of liability of not less than Five Hundred Thousand Dollars ($500,000.00) in respect of any work or other operations done or performed on or about the Premises.

15.5 Insurance on Tenant’s Property. It is understood and agreed that Tenant may self-insure with respect to any damage to or destruction of Tenant’s Property.

15.6 No Separate Insurance. Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required herein to be furnished by Tenant unless Landlord is included therein as an additional insured, and as loss payee with loss payable as set out herein. Tenant shall immediately notify Landlord whenever any such separate insurance is taken out and shall deliver the policy or policies or duplicates thereof, or certificates evidencing the same, as provided herein.

15.7 Conduct of Business. Tenant shall comply with all requirements of said insurance policies and shall not conduct or allow to be conducted business or other activities or fail to maintain or take other actions with regard to the Premises in such a manner as will result in a decrease in the recovery thereunder. Any insurance proceeds payable by reason of any insured loss pursuant to this Article XV shall, subject to the rights of the holders of any mortgagee upon the Premises, be used exclusively for the purpose of restoring and rebuilding the Premises. Subject to the foregoing, Tenant shall have the sole right to adjust with the insurance carriers the amount of the loss upon any such policies, and Landlord shall, at Tenant’s cost and expense, cooperate fully with Tenant in order to obtain the largest possible insurance recovery and shall execute any and all consents and other instruments and take all other actions necessary or desirable in order to effectuate the same and to cause such proceeds to be paid; provided, however, that in the event of a termination pursuant to the provisions of this Lease, Landlord shall have the right to adjust the amount of the loss with the insurance carriers.

15.9 Requirements of Policies.

(a) All policies required to be carried pursuant to this Article XV:

(i) shall be written and signed by solvent and responsible insurance companies authorized to do business in the jurisdiction wherein the Premises are located, with a rating, reasonably acceptable to and approved by Landlord and its Mortgagee.

(ii) shall contain an agreement by the insurer that such policy or policies shall not be canceled or non-renewed without at least thirty (30) days prior written notice to Landlord and Tenant;

(iii) may be carried under so-called blanket policies, provided that the protection afforded thereunder as to the Premises shall be not less than that which would have been afforded under separate policy or policies relating only to the Premises and provided, however, any such policy of blanket insurance shall specify therein, or Tenant shall furnish Landlord a written statement from the insurer under such policy so specifying, the amount of the total insurance allocated to the Premises, which account shall be not less than the amount required herein and any such policy shall comply in all respects with the requirements set out in this Article.

(iv) may be carried under a combination of primary insurance and umbrella coverage; and;

(v) shall be primary insurance by the party obligated under Article XV, which will not call upon any other insurance effected or procured by the other party for defense, contribution or payment.

(b) Tenant retains full responsibility for payment of all deductibles under each policy provided for hereunder.

(c) Annually, Tenant will promptly furnish certificates evidencing that the insurance required pursuant to this Article XV is in full force and effect. If the certificates of insurance do not provide for fifteen (15) days prior written notice of cancellation or non-renewal to Landlord and Landlord’s mortgagee, Tenant shall no later than five (5) days prior to termination by cancellation or non-renewal provide to Landlord and its mortgagee paid receipts evidencing continuation or renewal of insurance.

(d) If Tenant shall fail or refuse to effect or maintain any of said insurance, Landlord may, but shall have no obligation to do so, effect or maintain said insurance and the amount of money so paid, with interest at the Prime Rate, shall be payable by Tenant to Landlord as Additional Rent immediately due and payable hereunder.

15.10 Release, Waiver of Subrogation. Tenant hereby releases Landlord and Landlord’s respective officers, directors, employees and agents, from liability or responsibility for any loss or damage in, about, or to the Premises (including, without limitation, loss or damage to Tenant’s personal property, or Tenant’s business, loss arising from any act or neglect of co-tenants or other occupants of the Premises) and this release shall apply notwithstanding the fault or negligence of Landlord or anyone for whom Landlord may be responsible. The aforesaid policies shall contain an endorsement recognizing this release and waiving all rights of subrogation by the respective property and liability insurance carriers.

ARTICLE XVI

Indemnification of Landlord

Unless caused by the acts, omissions or negligence of Landlord, its agents, servants or employees, Tenant will defend, indemnify, and hold harmless Landlord from and against any and all liabilities, claims, losses, damages, actions, judgments, costs, and expenses (including without limitation reasonable attorney’s fees and expenses) of every kind imposed upon or asserted against Landlord or Landlord’s title in the Premises arising by reason of or in connection with (a) Tenant’s default under this Lease and the ownership by Tenant of the interest created in this Lease or Tenant’s possession, use, occupancy, or control of the Premises; (b) any accident, injury to or death of persons, or loss of or damage to property occurring on or about the Premises or adjoining public passageways; (c) the possession, operation, use, misuse, maintenance, or repair of the Premises; (d) any damage to the environment and any property and persons injured thereby; or (e) any failure on the part of Tenant to perform or comply with any of the terms of this Lease. If Tenant fails to defend any action seeking to impose any such liability, Tenant will pay Landlord all reasonable costs, expenses, and attorney’s fees incurred by Landlord in effecting such defense, in addition to any other sums which Landlord may be called upon to pay by reason of the entry of a judgment against Landlord in the litigation in which such claim is asserted. Landlord shall not be responsible for the loss of or damage to property or injury to or death of persons occurring in or about the Premises by reason of any existing or future condition, defect, matter, or thing in the Premises, or the property of which the Premises are a part, or for the acts, omissions, or negligence of other persons or tenants in and about the Premises; and Tenant agrees to defend, indemnify, and hold Landlord harmless from and against all claims and liability for same except such as are determined to have been caused by the acts, omissions or negligence of Landlord, its agents, servants or employees. Wherever Tenant has a duty hereunder to defend, indemnify and hold Landlord harmless, Landlord shall (a) give Tenant prompt notice of such claim, (b) grant Tenant sole authority to settle or defend such claim and (c) cooperate with Tenant in any reasonable manner in the defense of such claim.

ARTICLE XVII

Condemnation

17.1 Authority. If eminent domain proceedings are instituted by any entity having powers of eminent domain, Landlord shall have the exclusive right and authority to act in said proceedings, although Tenant may participate in such proceedings at its expense if it so desires.

17.2 Taking. Subject to the rights of Tenant hereinafter set forth, Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may become entitled by reason of any taking of the Premises, or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law or by reason of the temporary requisition of the use or occupancy of the Premises or any part thereof by any governmental authority, whether same shall be paid or payable in respect of Tenant’s leasehold interest hereunder or otherwise, but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment, and other tangible property, moving expenses, loss of business, and the like, if available, to the extent Tenant shall have a right to a separate claim therefor against the appropriate governmental authority, but in no event, shall any separate claim be based upon the value of Tenant’s leasehold interest. To the extent of such right, Tenant shall not be deemed to have assigned the same to Landlord, and Tenant shall be entitled to participate in any such proceedings described in this section at Tenant’s sole expense.

17.3 Termination. If all or substantially all of the Premises shall be taken in or by such proceedings, or if Landlord shall convey all or substantially all of the Premises under the threat of the exercise of the power of eminent domain, and if Tenant determines in good faith and exercising reasonable judgment that the remaining portion of Premises is no longer suitable to operate thereon the business then being operated, Tenant shall, within sixty (60) days after receipt of notice of any such taking, give written notice to Landlord of its intention to terminate this Lease as of the day preceding the date of the vesting of title to the Premises or portion thereof in the condemning authority, and all Rent and other amounts payable by Tenant hereunder shall be apportioned as of the date of such vesting.

17.4 Restoration. If less than all or less than substantially all of the Premises shall be taken by condemnation or other eminent domain proceedings, or if the use or occupancy of the Premises or any part thereof shall be temporarily requisitioned by any governmental authority, civil or military, then this Lease shall continue in full force and effect with an equitable abatement or reduction of Rent or other amounts payable by Tenant hereunder, in light of such taking or requisition. In the event of any such lesser taking, Landlord shall promptly make payment to Tenant out of the award, payment, or compensation received by Landlord, and Tenant shall use said funds, in the same manner as insurance proceeds are used to repair casualty damage hereunder, to promptly repair any damage caused by any such taking or requisition such that, after completion of such repair, the Premises shall be as nearly as possible in a condition as good as the condition thereof immediately prior to such taking or requisition, ordinary wear and tear excepted, provided that Tenant shall not be obligated to expend an amount therefor in excess of the proceeds received by Tenant from Landlord. Any proceeds remaining hereunder shall be retained by Landlord.

ARTICLE VIII

Warranties and

Representations

18.1 Landlord Warranties. Landlord hereby represents and warrants to Tenant as follows:

(a) Landlord is a West Virginia public corporation which is duly organized and is in good standing under the laws of the State of West Virginia. Landlord has full power and authority to enter into, deliver and perform this Lease and to consummate the transactions contemplated hereby, and this Lease and all documents to be delivered to Tenant pursuant to this Lease are, or at the time of delivery will be, duly executed and delivered by Landlord and duly authorized by all necessary corporate action, and are the legal, valid and binding obligations of Landlord, enforceable in accordance with their respective terms.

(b) The execution of this Lease and all documents to be delivered by Landlord to Tenant in connection herewith, and the consummation of the transactions contemplated hereunder will not violate or conflict with or constitute a breach of or default under any provisions of the Bylaws of Landlord, any other material agreement to which the Landlord is a party, or any law concerning the Premises.

(c) Landlord is not aware of any pending or threatened litigation, legal proceeding, arbitration, assessment, governmental investigation or other proceeding against Landlord which would materially affect its ability to perform its obligations pursuant to the terms of this Lease.

(d) Developer has obtained a Phase I environmental site assessment for the Premises performed by CEC Engineering, Inc. dated as of June 2011 (the “Phase I Report”), and which shall be updated as of the Expansion Building Delivery Date, a copy of which will be provided to Tenant. No condition in this Phase I Report shall render the Improvements unfit for the use by the Tenant contemplated in Article VI above. If Tenant does not object to the environmental condition of the Premises or request additional environmental testing in writing within ten (10) days after delivery of this Phase I Report, as updated, Tenant shall be deemed to have approved the environmental condition of the Premises.

(e) Landlord shall cause all reasonable measures to be taken to contain, remove or remediate any discharge of Regulated Substances at Tenant’s Building or on the Premises in compliance with all applicable environmental laws, so long as such discharge was not caused by Tenant or its directors, officers, employees, contractors, subcontractors, agents, invitees or other representatives.

(f) As of the Rent Commencement Date, Landlord shall own fee simple title to the Premises, and the Premises shall not be subject to any lien, deed of trust, mortgage, purchase option, right of first refusal or other similar encumbering instrument which has the potential to extinguish Tenant’s leasehold interest under this Lease, except to the extent of the Declarations. Landlord shall put Tenant in complete and exclusive possession of the Premises as of the Rent Commencement Date.

(g) Tenant shall be the third-party beneficiary or Landlord’s assignee of any and all warranties received from the Developer for the materials and equipment used in the construction of the Improvements to the extent provided by the Purchase Agreement. In particular, the roof for the Expansion Building shall have a twenty (20) year limited warranty from the manufacturer as assigned by Developer.

(i) Pursuant to the terms of the Purchase Agreement, Landlord has required Developer not to create any liens or encumbrances whatsoever upon the Premises or the Improvements without the prior written consent of the Landlord, except for a leasehold deed of trust lien or security agreement granted by Developer solely to finance construction of the Improvements in an amount that shall not exceed the fair market value of the Improvements, as completed. As of the Rent Commencement Date, Landlord shall provide the Improvements and the Premises to Tenant free from all mechanic’s, laborer’s and materialman’s liens, or with any remaining liens properly bonded pursuant to West Virginia law.

(j) At its own risk and expense, Tenant shall have the right to cause its contractors to enter upon the Expansion Premises as of the Expansion Building Delivery Date to install the trade fixtures of the Tenant in the Improvements, and as of the Expansion Building Delivery Date, the Tenant’s contractors shall have all reasonable rights of access to the Improvements necessary to perform the installation work for these trade fixtures; provided, however, that the installation of these trade fixtures by Tenant’s contractors shall not unreasonably interfere with the completion of the construction of the Expansion Building on the Premises and the surfacing of the parking areas for the Improvements by Developer. Prior to the Expansion Building Delivery Date, Tenant shall provide Landlord with written evidence that Landlord and Developer are named as additional insureds on liability insurance to be maintained by Tenant at its own expense with such coverages, limits of liability, term and carriers as are provided in Article XV above. In addition, Tenant shall provide satisfactory evidence to the Landlord that Tenant’s contractors have registered with the West Virginia Workers’ Compensation Fund and have provided all workers’ compensation coverage as required by West Virginia law.

(k) On the Expansion Building Delivery Date, the Premises shall be connected to the electric and gas utilities serving the municipality in which the Premises are located, and to the water and sewer systems of such municipality. Landlord shall not take or permit any person claiming under Landlord to take any action which shall interrupt or interfere with any electric, gas, water or sewage service to the Premises.

18.2 Tenant Warranties. Tenant hereby represents and warrants to Landlord as follows:

(a) Tenant is a Delaware corporation which has duly qualified to conduct business in and is in good standing under the laws of the State of West Virginia. Tenant has full power and authority to enter into, deliver and perform this Lease and to consummate the transactions contemplated hereby, and this Lease and all documents to be delivered to Landlord pursuant to this Lease are, or at the time of delivery will be, duly executed and delivered by Tenant and duly authorized by all necessary corporate action, and are the legal, valid and binding obligations of Tenant, enforceable in accordance with their respective terms.

(b) The execution of this Lease and all documents to be delivered by Tenant to Landlord in connection herewith, and the consummation of the transactions contemplated hereunder will not violate or conflict with or constitute a breach of or default under any provisions of the Articles of Incorporation or the Bylaws of Tenant, any other material agreement to which the Tenant is a party, or any law concerning the Premises.

(c) Tenant is not aware of any pending or threatened litigation, legal proceeding, arbitration, assessment, governmental investigation or other proceeding against Tenant which would materially affect its ability to perform its obligations pursuant to the terms of this Lease.

(d) Tenant shall pay all fees, charges or assessments for all utilities to the Premises and the Improvements for utility services consumed from the Rent Commencement Date until expiration of the Term of this Lease or any holding over thereafter, and shall indemnify, defend and hold Landlord harmless from any and all such charges.

(e) Tenant shall operate the Improvements and occupy the Premises in compliance with the Declarations.

ARTICLE XIX

Default

19.1 Events of Default. Each of the following shall be deemed a default by Tenant:

(a) Tenant’s failure to pay Rent when such becomes due as provided in Articles IV and V and/or any other charges or payments herein reserved, included or agreed to be treated or collected as Rent and/or any other charge, expense or cost herein agreed to be paid by Tenant, provided that Landlord shall have first given Tenant ten (10) days’ prior written notice and opportunity to cure the same, with no cure having been made within such ten (10) day period; or

(b) Tenant’s failure to perform its following obligations and responsibilities under this Lease: (1) the failure of Tenant to pay all costs, expenses, assessments, fees and impositions of every kind relating to the Premises during the Term of this Lease and to indemnify Landlord therefrom as provided in Article V; (2) the failure of Tenant to perform all duties and obligations with regard to the Premises as well as the use, operation and maintenance thereof as provided under Article V; (3) the use of the Premises for anything other than a warehousing and distribution facility for clothing, footwear, accessories, cosmetics, novelties, candy and other retail and consumer goods, including their sale at the Premises, as provided in Article VI; (4) the failure of Tenant to comply with the Declarations or to otherwise utilize the Premises for any unlawful, disreputable purpose, or to endanger the Premises or allow the Premises to be occupied by any person other than Tenant in violation of Article VI; (5) the subletting or assignment of this Lease in violation of Article VII; (6) the failure of Tenant to abide by Article IX in making alterations, additions and improvements to the Premises; (7) the failure of Tenant to install and remove trade fixtures, equipment and other personal property at the Premises in compliance with Article X; (8) the failure of Tenant to keep the Premises free from any liens and encumbrances as required by Article XI; (9) the failure of Tenant to repair and maintain the Premises as required by Article XII; (10) the failure of Tenant to comply with all insurance requirements, laws, statutes, ordinances and regulations as required by Article XIII; (11) the failure of Tenant to repair, reconstruct and restore the Premises as required by Article XIV; (12) the failure of Tenant to maintain insurance coverage in the manner provided in Article XV; (13) the failure of Tenant to indemnify the Landlord as provided under Article XVI; (14) the failure of Tenant to abide by the condemnation procedure set forth in Article XVII; (15) the failure of Tenant to comply with the signage requirements of Article XX; (16) the failure of the Tenant to subordinate its interest in this Lease and to attorn to any successor to the Landlord as provided in Article XXV; (17) the failure of Tenant to grant Landlord access to the Premises as provided in Article XXVI; (18) the failure of Tenant to comply with its environmental obligations as provided in Article XXVII; (19) the failure of Tenant to provide estoppel certificates to the Landlord as provided in Article XXIX; (20) the failure of Tenant to provide balance sheets or financial statements and employment reports to Landlord as required by Article XXX; and any such default shall continue for thirty (30) days after written notice from Landlord, or within a reasonable time thereafter if the default is of such a nature that it cannot be cured within such thirty (30) day period, and Tenant does not thereafter complete the same in good faith and with reasonable diligence, any other terms, conditions or covenants of this Lease to be observed by Tenant; or

(c) The adjudication of Tenant as a bankrupt or insolvent; or the making by Tenant of a general assignment for the benefit of creditors; or the appointment of a receiver in equity for Tenant’s Property, provided such appointment is not released, bonded according to law or otherwise provided for by indemnity within sixty (60) days after written notice thereof first given to Tenant, within a reasonable time after the occurrence thereof; or the appointment of a trustee, custodian or receiver for Tenant’s Property in a reorganization, arrangement or other bankruptcy proceeding; or Tenant’s filing of a voluntary or involuntary petition in bankruptcy or for a bankruptcy organization, liquidation or arrangement; or Tenant’s filing of an answer admitting bankruptcy or agreeing to a bankruptcy reorganization, liquidation or arrangement.

19.2 Landlord’s Rights Upon Tenant’s Default. In the event of any default set forth in paragraph 19.1, Landlord, in addition to any other rights or remedies it may have at law or in equity, may do any one or more of the following:

(a) elect to terminate this Lease; or

(b) perform, on behalf and at the expense of Tenant (entering upon the Premises for such purpose, if necessary), any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance or liability by Landlord shall be deemed Additional Rent or incurred for the account of Tenant and Tenant shall reimburse Landlord therefor or save Landlord harmless therefrom upon demand provided, however, that Landlord may not cure any such default described in this subparagraph prior to the expiration of the waiting period established in paragraph 18.1, but only after notice to Tenant if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the Premises or Landlord’s interest in the Premises, or to prevent injury or damage to persons or property. If Tenant shall fail to reimburse Landlord upon demand for any amount paid for the account of Tenant hereunder, said amount shall be added to and become due as a part of the next payment of Rent due hereunder. Notwithstanding anything to the contrary contained herein, in the case of emergency, notice required pursuant to this paragraph 19 may be given verbally or in any other reasonably due and sufficient manner having regard to the emergency and the attending circumstances. If any such notice shall not be given in the manner described in Article XXIII of this lease entitled “Notice,” then as soon thereafter as practicable, such notice shall be followed up by notice given in the manner prescribed in said Article. No entry by Landlord, in accordance with the provisions of this Article, shall be deemed to be an eviction of Tenant. Landlord’s performance of any such covenant shall neither subject Landlord to liability for any loss, inconvenience or damage to Tenant nor be construed as a waiver of Tenant’s default or of any other right or remedy of Landlord in respect of such default, or as a waiver of any covenant, term or condition of this Lease; or

(c) Immediately, using such force as may be reasonably necessary, re-enter upon the Premises, remove all persons and property therefrom, and store such property in a public warehouse or elsewhere at the sole cost and for the account of Tenant, with reasonable notice but without resort to legal process, without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby (except for any loss or damage resulting from or caused by the gross negligence or criminal act of Landlord or its employees, agents or contractors), and without such re-entry being deemed to terminate this Lease.

19.3 Re-letting. In the event Landlord re-enters upon the Premises as provided in clause (c) of the foregoing paragraph 19.2, or takes possession of the Premises pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may in addition to all other rights and remedies provided at law or in equity:

(a) Landlord may terminate this Lease and forthwith repossess the Premises and remove all persons or property therefrom and be entitled to recover from Tenant, as damages, the sum of money equal to the total of (i) the reasonable cost of recovering the Premises, (ii) the accrued and unpaid rentals owed at the time of termination plus interest thereon from such due date at Prime Rate, as hereinafter defined, plus 2%, (iii) the difference, if any, between the discounted net present value (at 8% discount rate) of the balance of the fixed annual minimum Base Rent for the remainder of the Term on the date of the default and the fair market value of the Lease on the date of the default (which remedy is hereby acknowledged to be a fair estimation of Landlord’s damages and not an unenforceable penalty), and (iv) any other sum of money and damages owed by Tenant to Landlord, without Landlord being obligated to wait until the expiration of the Term of this Lease; or

(b) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Premises without demand or notice of any kind to Tenant and without terminating this Lease in which event Landlord may, but shall be under no obligation to do so, relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to make repairs, changes, alterations or additions to the Premises to make same relettable, and (i) if Landlord shall be unable to relet the Premises, or (ii) if the same are relet and sufficient sums shall not be realized from such reletting (after paying: (a) the unpaid rentals due under the Lease earned, but unpaid at the time of reletting plus interest thereon at the lesser of the Prime Rate or the maximum rate permitted by applicable law, (b) the cost of recovering possession, including Landlord’s reasonable attorney’s fees, (c) all of the costs and expenses of reletting including decorations, repairs, changes, alterations and additions by Landlord, and (d) the expense of the collection of the Rent accruing therefrom) to satisfy the Rent and all other charges provided for in this Lease to be paid by Tenant then Tenant shall pay to Landlord, as damages, the sum equal to the amount of the Rent and other expenses payable by Tenant for such period or periods, or if the Premises have been relet, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Article from time to time upon one or more occasions without Landlord being obligated to wait until expiration of the Term of this Lease. Such reletting shall not be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach if it has not been cured. Failure of Landlord to declare any default immediately upon occurrence thereof or delay in taking any action in connection therewith shall not waive such default but Landlord shall have the right to declare any such default at any time thereafter.

(c) In case of re entry, repossession or termination of this Lease, whether the same is the result of the institution of summary or other proceedings or not, Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for: (i) (x) the Base Rent, and all other charges provided for herein until the date this Lease would have expired had such termination, re entry or repossession not occurred; and (y) reasonable expenses to which Landlord may be put in re entering the Premises, repossessing the same, reletting the same (including attorney’s fees and disbursements, marshal’s fees and broker’s fees, in so doing), and any expenses which Landlord may incur during the occupancy of any new tenant; minus (ii) the net proceeds of any re-letting. Tenant agrees to pay to Landlord the difference between items (i) and (ii) hereinabove with respect to each month, at the end of such month.

(d) As used herein Prime Rate shall mean the base rate on corporate loans at large U.S. money centers or commercial banks as published from time to time by the Wall Street Journal adjusted with each change in each published rate.

19.4 Damages Upon Termination. In the event that Landlord at any time terminates this Lease for any default by Tenant, in addition to any other remedies Landlord may have, Landlord may recover from Tenant (i) all damages Landlord may incur by reason of such default, including, without limitation, all repossession costs, brokerage commissions, court costs, reasonable attorneys’ fees, alteration and repair costs, (ii) the accrued and unpaid rentals owed at the time of termination plus interest thereon from such due date at Prime Rate, plus 2%, (iii) the difference, if any, between the discounted net present value (at 8% discount rate) of the balance of the fixed annual minimum Base Rent for the remainder of the Term on the date of the default and the fair market value of the Lease on the date of the default (which remedy is hereby acknowledged to be a fair estimation of Landlord’s damages and not an unenforceable penalty), and (iv) any other sum of money and damages owed by Tenant to Landlord. All such amounts shall be immediately due and payable from Tenant to Landlord. Landlord shall be obligated to mitigate its damages in connection with any such default.

ARTICLE XX

Signs

Tenant shall have the right to erect, at its expense and in accordance with all applicable laws, ordinances, rules and regulations, and the Declarations, in or on the Premises such sign or signs as it may desire.

ARTICLE XXI

Taxes and Other Liens

21.1 Impositions. Tenant shall pay, before any fine, penalty, interest, or cost may be added thereto for the nonpayment thereof, all taxes and assessments (Landlord is not subject to real property taxes pursuant to the West Virginia Code), real property taxes, water and sewer charges, incinerator and fire fees, vault charges, license and permit fees, and other governmental levies and charges, general and special, ordinary, and extraordinary, unforeseen as well as foreseen, of any kind and nature (collectively, “Impositions”) which may be charged, assessed, levied, imposed upon or become due and payable, during the Term of this Lease; provided, however, that if, by law, any Imposition is payable or at the option of the taxpayer may be paid in installments (whether or not interest shall accrue on the unpaid balance thereof), Tenant may pay the same (and any accrued interest on the unpaid balance) in installments and shall be required to pay only such installments as may become due during the Term of this Lease as the same respectively become due and before any fine, penalty, interest, or cost may be added thereto for nonpayment thereof; and provided further, that any Imposition relating to a fiscal period of a taxing authority, a part of which period is included within the Term of this Lease and a part of which is included in a period of time before the commencement of the Term or after the termination of this Lease, other than a termination of this Lease pursuant to Article 18, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed, or become a lien upon the Premises or shall become payable, during the Term of this Lease) be appropriately pro rated between Landlord and Tenant.

21.2 Tax on Tenant Additions. Tenant shall pay all additional taxes levied, assessed or becoming payable by reason of the improvements, alterations or additions to the Premises installed by Tenant at any time during the Term of this Lease.

21.3 Exceptions. Nothing in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession, capital levy, stamp, transfer or similar tax of Landlord, or any income, excess profits, revenue or similar tax or any other tax, assessment, charge, or levy upon the basic rent, or any other rents payable under this Lease, nor shall any tax, assessment, charge, or levy of the character described in this Section 21.03 be deemed to be included within the term “Imposition”; provided, however, that if at any time under the laws of the State or any political subdivision thereof in which the Premises is located a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for any imposition, or in lieu of additions to or increases of said impositions then said franchise, income, transit, profit or other tax or governmental imposition shall be deemed to be included within the term “Imposition,” and Tenant shall pay and discharge such Imposition in accordance with paragraph 21.1 in respect of the payment of Impositions, to the extent it would be payable if the Premises were the only property of Landlord subject to such Imposition.

21.4 Proof of Payment. Tenant agrees to submit to Landlord official receipts evidencing payment of said Impositions at the place at which rental payments are required to be made no more than ten (10) days before said Impositions or other charges would otherwise become delinquent.

21.5 Refunds. If Landlord shall receive a refund of any Imposition theretofore paid by Tenant pursuant to the provisions hereof, such refund, net of Landlord’s costs of recovery, shall be promptly paid to Tenant.

21.6 Protest. If Tenant shall, in good faith, desire to contest the validity of such Impositions, Tenant shall have the right to do so without being in default hereunder provided that Tenant shall give Landlord prompt written notice of Tenant’s intention to institute such legal proceedings as are appropriate, which proceedings shall be promptly instituted and conducted in good faith and with due diligence; such proceedings shall suspend the collection of such Impositions, and the Premises shall not be in danger of being sold, forfeited, or lost; and if required by law Tenant shall furnish Landlord the appropriate governmental agency with a bond made by a surety company qualified to do business in the State in which the Premises is located or shall pay cash to a recognized escrow agent in the County within which the Premises is located in one and one-half (1-1/2) times the amount of such Impositions, conditioned to pay such Impositions when the validity thereof shall have been finally determined, which said written notice and security shall be given by Tenant to Landlord or the appropriate governmental agency not fewer than ten (10) days before such Impositions proposed to be contested would otherwise become delinquent. Upon the conclusion of such contest, Landlord shall return to Tenant the security hereinabove required to be deposited by Tenant, provided that Tenant shall first evidence payment of such Impositions.

21.7 Requirements of Mortgage. In the event the financing institution where Landlord has financing on the Premises, if any, shall require Landlord to prepay the Impositions in monthly installments of one-twelfth (1/12th) of the annual amount thereof, then upon written notice and demand Tenant shall make to said institution monthly payments of one-twelfth (1/12th) of such Impositions.

ARTICLE XXII

Utilities

22.1 Payment of Charges. Tenant shall, during the Term of this Lease or any extensions hereof, pay and discharge punctually as and when the same shall become due and payable without penalty all water and sewer rents, rates, and charges, charges for removal of waste materials, and charges for water, steam, heat, gas, electricity, light, and power, and other service or services furnished to the Premises or the occupants thereof during the Term of this Lease or any extensions hereof, and shall indemnify Landlord against any and all liability on such account.

22.2 Provision of Services. Landlord shall not be required to furnish any services or facilities to the Premises and shall not be liable for any failure of water supply or electric current or of any service by any utility, nor for injury or damage to person (including death) or property caused by or resulting from steam, gas, electricity, water; heat, or by rain or snow that may flow or leak from any part of the Premises or from any pipes, appliances, or plumbing works of the same or from the street or subsurface or from any other place, nor for interference with light or other incorporeal hereditaments or easements, however caused, unless due to the affirmative acts or negligence of Landlord, its agents, servants or employees. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Premises.

ARTICLE XXIII

Holding Over

If Tenant or anyone claiming under Tenant remains in possession of the Premises at the expiration of the Term, without having duly exercised its right, if any, to extend or further extend the Term, such continuing possession shall create a month-to-month tenancy on the terms herein specified, if Rent in the amount of one hundred and twenty-five percent (125%) of the immediately preceding monthly installment of Rent is paid by Tenant and accepted by Landlord. Such tenancy may be terminated at the end of any month thereafter by either party by giving at least thirty (30) days’ notice thereof to the other party.

ARTICLE XXIV

Notice

24.1 Notice Address. Any notice or demand which either party hereto either is required to or may desire to serve upon the other, must be in writing, and shall be sufficiently served if (i) personally delivered, (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by commercial overnight carrier, and addressed, in the instance of Landlord, to:

West Virginia Economic Development Authority

160 Association Drive

Charleston, West Virginia 25311-1217

Attn: David A. Warner, Executive Director

with a copy to:

Brian C. Helmick, Esquire

SPILMAN THOMAS & BATTLE, PLLC

300 Kanawha Boulevard, East

P.O. Box 273

Charleston, WV 25321-0273

or any other address which Tenant may be notified of in writing by Landlord, and in the instance of Tenant, to:

rue21, inc.

800 Commonwealth Drive

Warrendale, PA 15086

Attention: Mr. Keith McDonough, SVP & CFO

with a copy to:

rue21, inc.

800 Commonwealth Drive

Warrendale, PA 15086

Attn: Stacy Siegal, Esq., General Counsel & Steven Lyman, Vice President

or such other address which Landlord may be notified in writing by Tenant.

24.2 Service of Notice. Such notice shall be deemed to have been served within three (3) days of the time of the mailing thereof or upon receipt in the event of personal service or overnight courier; provided, however, that should such notice pertain to the change of address to either of the parties hereto, such notice shall be deemed to have been served upon receipt thereof by the party to whom such notice is given.

ARTICLE XXV

Subordination

25.1 Lease Subordinate. So long as Tenant receives a non-disturbance agreement from the appropriate lessor, mortgagee or holder of a deed of trust, this Lease and all of Tenant’s right, title, and interest in and under this Lease shall be subject, subordinated, and inferior to the lien of any and all ground leases, underlying leases, mortgages, and deeds of trust and to any and all terms, conditions, provisions, extensions, renewals or modification of any such leases, mortgages, or deeds of trust which Landlord or any grantee or assignee of Landlord has placed or may place upon the Premises in the same manner and to the same extent as if this Lease had been executed subsequent to the execution, delivery, and recording of such Lease, mortgage, or deed of trust.

25.2 Subordination. Self-Operative: Subordination Agreement. Non-disturbance. The subordination of this Lease to any mortgage or deed of trust now or hereafter placed upon the Premises shall be automatic and self-operative and no further instrument or evidence of subordination shall be necessary. Without limiting such automatic and self-operative subordination, however, Tenant shall, on demand, at any time, execute, acknowledge, and deliver to Landlord or any grantee or assignee of Landlord any and all instruments that may be necessary or proper to evidence the subordination of this Lease and all rights hereunder to the lien of such mortgage or deed of trust. In any and all events, so long as Tenant is not in default under this Lease beyond any applicable cure period, Tenant’s right of possession shall not be disturbed.

25.3 Attornment. Tenant covenants and agrees that, upon any mortgage foreclosure or foreclosure under a deed of trust, it will attorn to any mortgagee, trustee, assignee, or any purchaser at any foreclosure sale as its Landlord, and this Lease shall continue in full force and effect as a direct Lease between Tenant herein and such party upon all terms, conditions, and agreements set forth in this Lease.

25.4 Attornment to Successor. In the event Landlord or any successor owner of the Premises shall transfer the Premises, which transfer may be freely effected by Landlord without the consent or approval of Tenant, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease and all such future liabilities and obligations shall thereupon automatically be binding upon the new owner, and Tenant will attorn to any new owner as its Landlord, and this Lease shall continue in full force and effect as a direct Lease between Tenant herein and such party upon all terms, conditions, and agreements set forth in this Lease.

ARTICLE XXVI

Landlord’s Access to the Premises

Landlord, or its agents or authorized representatives, shall have access to the Premises after reasonable notice at any time during normal business hours for the purposes of examining or inspecting the condition of same. In the event of any emergency such as, but not limited to, a fire, flood, or severe windstorm, Landlord shall have free access to the Premises for the purpose of examining or inspecting damage done to them. Unless Tenant shall have given notice of its intention to exercise its option to extend the Term of this Lease pursuant to Article II of this Lease entitled “Term and Extensions,” Landlord shall have the right, within twelve (12) months prior to expiration of this Lease or any extensions hereof, to show the Premises to prospective tenants, upon reasonable advance notice during normal business hours. Landlord further reserves the right to show the Premises to prospective purchasers or their representatives any time during the Term of the Lease, upon reasonable notice to Tenant during normal business hours.

ARTICLE XXVII

Environmental Compliance

27.1 Definitions. For purposes of this Lease:

(a) the term “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to the preservation of the environment or the regulation or control of toxic or hazardous substances or materials; and

(b) the term “Regulated Substance” shall mean and include any, each and all substances or materials now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, any such substance or material now or hereafter defined as or deemed to be a “regulated substance,” “pesticide,” “hazardous substance” or “hazardous waste” or included in any similar or like classification or categorization thereunder.

27.2 Compliance. Tenant shall:

(a) not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed on, under, at or from the Premises or to otherwise adversely affect the Premises in violation of any Environmental Laws;

(b) at its own cost and expense contain at or remove from the Premises, or perform any other necessary or desirable remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is required under any Environmental Laws and, whether or not so required, shall perform any containment, removal or remediation of any kind involving any Regulated Substance in any way affecting the Premises in compliance with the requirements of all Environmental Laws;

(c) provide Landlord with written notice (and a copy as may be applicable) of any of the following within 20 days thereof: (i) Tenant’s obtaining knowledge or notice of any kind of the presence, or any actual or threatened release, of any Regulated Substance in any way affecting the Premises; (ii) Tenant’s receipt or submission, or Tenant’s obtaining knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way affecting the Premises; or (iii) Tenant’s obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way affecting the Premises, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance in any way affecting the Premises; and

(d) defend all actions against Landlord and its Mortgagee and pay, protect, indemnify and save harmless Landlord and its Mortgagee from and against any and all liabilities, losses, damages, costs,

expenses (including, without limitation, reasonable attorneys’ and consultant’s fees, response and clean-up costs, court costs, and litigation expenses), causes of action, suits, claims demands or judgments of any nature relating to (i) the presence, disposal, release or threatened release of any Regulated Substance; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or relating to any Regulated Substance; or (iii) any Environmental Laws, Regulated Substance or other environmental matters caused by Tenant, its agents, servants, employees or contractors. If at the expiration or other termination of this Lease any response or clean up of a condition involving Regulated Substances is required by any federal, state or local governmental authority, Tenant shall remain solely responsible for such requirement and (his Lease shall remain in full force and effect pursuant to the terms of Article XXIII until such response or clean up is completed to the satisfaction of the respective governmental authority. The indemnity contained in this Article XXVII shall survive the expiration or earlier termination of this Lease, but shall be limited to the acts, omissions or negligence of Tenant, its agents, servants, employees or contractors.

ARTICLE XXVIII

Late Rent

Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after written notice of non-payment, Tenant shall pay to Landlord a late charge equal to the greater of 4% of such overdue amount or the late charge, penalty or interest imposed on Landlord by its Mortgagee as a result of any late payment made to such Mortgagee. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

ARTICLE XXIX

Estoppel Certificates

Tenant will promptly execute, acknowledge, and deliver to Landlord, upon request, a certificate of Tenant certifying that this Lease is unmodified and is in full force and effect (or, if modified, that this Lease is in full force and effect, as modified, and stating the date of each instrument so modifying this Lease); the dates, if any, to which Rent and other charges payable hereunder have been paid; and, whether, to the knowledge of Tenant, any default exists hereunder and, if so, the nature and period of existence thereof and what action Landlord is taking or proposes to take with respect thereto and whether notice thereof has been given to Landlord and such other and further matters as may reasonably be requested by Landlord and any mortgagee of Landlord. If such certificate is required to be delivered by a corporation, the same shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary thereof, and if such certificate is required to be delivered by a partnership, the same shall be signed by a general partner thereof. Any certificate required under this Article may be relied upon by a prospective purchaser, mortgagee, or other transferee of Landlord’s interest under this Lease.

ARTICLE XXX

Reports

Tenant agrees to furnish to Landlord, within ninety (90) days after the end of each fiscal year during the term of this Lease; provided, however, so long as Tenant is a corporation whose stock is traded on a public exchange, Tenant shall not be required to furnish Landlord with financial statements. Tenant shall provide the Landlord annually, by November 1, of each year during the term of this Lease, a report showing the total number of permanent and part-time employees of the Tenant working at the Premises as of September 30 of that year and the aggregate total of gross wages paid to these employees during the twelve month period ending September 30 of that same year.

ARTICLE XXXI

Provisions of General Application

(a) The language in all parts of this Lease shall in all cases be construed as a whole and according to its fair meaning, and not strictly for or against either Landlord or Tenant, and the construction of this Lease and any of its various provisions shall be unaffected by any argument or claim, whether or not justified, that it has been prepared, wholly or in substantial part, by or on behalf of Landlord or Tenant.

(b) The Article headings in this Lease are for convenience only and are not a part of this Lease, and do not in any way limit or simplify the terms and provisions of this Lease, nor should they be used to determine the intent of the parties.

(c) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and it is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision invalid, and the other which would render the provision valid, then the provision shall have the meaning which renders it valid; and each term, covenant, condition and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(d) The failure of either party to seek redress for violation of, or to insist upon strict performance of, any term, covenant, condition or provision contained in this Lease shall not prevent a similar subsequent act from constituting a default under this Lease. It is further agreed by and between the parties that no modification, release, discharge or waiver of any provision of this Lease shall be of any force, effect or value unless in writing and signed by the Landlord and Tenant or their duly authorized agents.

(e) This Lease shall be governed and construed in accordance with the laws of the State wherein the Premises are located.

(f) This Lease shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Landlord, and the successors and assigns of Tenant.

(g) The parties will, at any time at the written request of either one, promptly execute duplicate originals of an instrument, in readable form, which will constitute a short form of lease, setting forth a description of the Premises, the Term and any other portions hereof, except the rental provisions (unless required by statute), as either party may request. All costs incurred in connection with recording the short form of lease shall be paid by Tenant. If a party fails or refuses to execute and acknowledge a short form of lease within fifteen (15) days after notice of said request, the requesting party is authorized to, and is hereby appointed attorney-in-fact with full power and authority to execute and acknowledge said short form of lease on behalf of and in the name of the other Party.

(h) Each of the parties hereto represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Lease and agrees to indemnify and hold harmless the other party from and against any and all claims, liabilities and expenses (including reasonable attorney’s fees) imposed upon, asserted or incurred by the other party as a consequence of any breach of this representation.

(i) If, as a result of any breach or default in the performance of any of the provisions of this Lease, Landlord or Tenant uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor from the breaching party, and if the non-breaching party is the prevailing party in any litigation resulting therefrom or settlement associated therewith, then the non-breaching party shall be entitled to recover from the breaching party any and all reasonable attorneys fees and expenses incurred by the non-breaching party in connection with such litigation.

(j) This instrument contains the entire and only agreement between the parties relating to the subject matter hereof, and no oral statements or representations or written matter not contained in this instrument shall have any force or effect. This Lease shall not be amended or modified in any way except by a writing executed by both parties.

(k) Time is of the essence of this Lease and the performance of all obligations hereunder.

(l) The relationship between the parties hereto is solely that of Landlord and Tenant, and nothing in this Lease shall be construed as creating a partnership or joint venture between the parties hereto, it being the express intent of Landlord and Tenant that the business of Tenant on the Premises and elsewhere, and the good will thereof, shall be and remain the sole property of Tenant.

(m) Throughout this Lease, wherever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders.

(n) There shall be no merger of this Lease or the leasehold estate created by this Lease with any other estate or interest in the Premises by reason of the fact of the same person, firm, corporation, or other entity acquiring or owning or holding, directly or indirectly, this Lease or the leasehold interest created by this Lease or any interest in this Lease, and any such other estate or interest in the Premises or any part thereof, and no such merger shall occur unless and until all corporations, firms, and other entities having an interest (including a security interest) in this Lease or the leasehold interest created by this Lease and any such other estate or interest in the Premises or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed and delivered in their respective names as of the date first above written, and Tenant has attached hereto a certified copy of its corporate resolution evidencing the authority of the person subscribing below to execute leases such as this Lease on its behalf.

LANDLORD:

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY, a West Virginia Public Corporation

/s/ David A. Warner
By: DAVID A. WARNER,
Its: Executive Director

TENANT:

rue21, inc., a Delaware corporation

/s/ Keith McDonough
By: KEITH MCDONOUGH
Its: CFO & Senior Vice President

EXHIBIT A

May 28, 1999

Project 98-443

Three Springs Industrial and Business Park

Subdivision No. 4

Lot 1-A-1

ALL that certain tract or parcel of land situated in the City of Weirton, District of Cross Creek, County of Brooke and State of West Virginia, bounded and described as follows, to-wit:

Beginning at a point on the westerly line of Park Drive and on the property of the West Virginia Economic Development Authority: thence along the westerly line of Park Drive the following three courses and distances, to-wit: South 22°12’07” East, 370.38 feet to a point; thence by the arc of a circular curve deflecting to the right in a southwardly direction having a radius of 421.00 feet, an arc distance of 238.68’ and a chord bearing and distance of South 5°57’37” East, 235.50 feet to a point; thence South 10°16’54” West, 149.29 feet to a point on the westerly line of Park Drive and on the property of the West Virginia Economic Development Authority; thence departing from the westerly line of Park Drive and along the property of West Virginia Economic Development Authority the following three courses and distances, to-wit: South 10°16’54” West, 99.14 feet to a point; thence by the arc of a circular curve deflecting to the right in a southwestwardly direction having a radius of 50.00 feet, an arc distance of 72.54 feet and a chord bearing and distance of South 51°50’28” West, 66.34 feet to a point; thence North 86°35’58” West, 82.50 feet to a point on the property of Weirton Steel Corporation; thence along the property of Weirton Steel Corporation the following three courses and distances, to-wit: North 86°35’58” West, 539.50 feet to a point; thence North 22°12’07” West, 555.50 feet to a point; thence North 67°47’53” East, 377.90 feet to a point on the property of West Virginia Economic Development Authority; thence along the property of West Virginia Economic Development Authority North 67°47’53” East, 446.10 feet to a point at the place of beginning

CONTAINING 13.03 Acres.

EXHIBIT B

66.67124 ACRES
Add. Area
17,326.48 SF
0.398 Ac.
620.00' Prop.
400.00' Bldg.
500.00' Bldg.
Proposed
Building Addition
200,000 SF
500.00' Prop.
Lauttamus-AREA
276,862.12 SF
or 6.356 Ac.
S88°52'50"W
260.68
BLV AREA
33,137.88 SF
0.761 Ac.
S67°47'55"W 446.10
5'X19'
ELEC. ESMNT
(P.B.V. 3
PG. 66)
LOT 1-A-1
SUBDIVISION NO. 4
P.B.V. 3 PAGES 72-73
567,595.91 S.F.
13.03 ACRES
EX.
BUILDING
Phillips & Associates, Inc.
412-825-4090
SITE SKETCH
Scale: 1"=200'
CONCRETE MONUMENT FOUND
3.85' SOUTH OF CORNER
0.28' WEST OF CORNER
EXISTING 5'X19'
ELECTRICAL ESMNT
(SUBDIVISION NO. 3)

EXHIBIT C

DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS

WEIRTON STEEL CORPORATION

THREE SPRINGS INDUSTRIAL AND BUSINESS PARK – PLAN NO. 1

BROOKE COUNTY, WEST VIRGINIA

ARTICLE I:	PROPERTY SUBJECT TO THIS DECLARATION
ARTICLE II:	GENERAL PROVISIONS
ARTICLE III:	CONSTRUCTION IMPROVEMENTS
ARTICLE IV:	REGULATION OF OPERATIONS AND USES
ARTICLE V:	DEVELOPMENT STANDARDS
ARTICLE VI.	RIGHTS, DUTIES AND RESPONSIBILITIES
ARTICLE VII:	VARIANCES AND ADJUSTMENTS
ARTICLE VIII:	PROVISIONS FOR MODIFICATION, AMENDMENT OR DELETION

ARTICLE I: PROPERTY SUBJECT TO THIS DECLARATION

THIS DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS, (hereinafter “Declaration”), made and entered into this 20th day of March, 1997, by and between WEIRTON STEEL CORPORATION, (hereinafter called “WSC”), and ALL PURCHASERS, THEIR RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS, of lots in the Three Springs Industrial and Business Park – Plan No. 1, situate in Brooke County, West Virginia;

WHEREAS; WSC is the owner of a plan of lots called “THREE SPRINGS INDUSTRIAL AND BUSINESS PARK – PLAN NO. l” situate in Brooke County, West Virginia, (hereinafter called “Plan No. 1”), which plan is recorded in the Office of the County Clerk in and for the County of Brooke, State of West Virginia, Plat Book No. 3 at pages 55 and 55A;

WHEREAS, WSC intends to convey Plan No. 1 to the WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY, (“WVEDA”); and

WHEREAS, Plan No. 1 is to be developed as a planned business and industrial park and WVEDA intends to lease, sell and convey lots in Plan No. 1, and it is WSC’s desire and intention to subject the real property in Plan No. 1 to certain covenants, conditions and restrictions herein contained as such covenants will bind and benefit each and all of the tenants or lessees and purchasers of such lots, their respective heirs, executors, administrators, successors and assigns, and that all lots in Plan No. 1 shall be held, used, leased, sold and conveyed subject to the covenants set forth in this Declaration to enhance and protect the value, desirability, and attractiveness of all such lots for the mutual benefit of all lot owners or lot lessees.

NOW THEREFORE, WSC declares that all lots in said Plan No. 1 will be leased or sold subject to the covenants herein contained and all tenants or lessees and purchasers of lots in said Plan No. 1 for themselves, their heirs, executors, administrators, successors and assigns, by the lease or purchase of said lots, agree to be bound by the restrictive covenants herein contained which shall be recorded in the Office of the County Clerk in and for the County of Brooke, State of West Virginia.

ARTICLE II: GENERAL PROVISIONS

2.1 General Declaration. Plan No. 1 is subject to the conditions, covenants, restrictions, reservations, and easements herein contained to insure proper use and appropriate development and improvement of each building site; to protect the owners of building sites against such improper use of surrounding building sites as will depreciate the value of their property; to guard against the erection of structures built of improper or unsuitable materials; to insure adequate and reasonable development of all building sites; to encourage the erection of attractive improvements with appropriate locations on building sites; to prevent haphazard and inharmonious improvement of building sites; to secure and maintain proper setbacks from streets and adequate free spaces between structures, and for the landscaping, planting, and maintenance of open spaces; to provide adequately for off-street parking and for loading and storage of vehicles; to control through performance standards, the undesirable aspects of industrial operations; and in general, to provide for superior development, of Plan No. 1; to insure that the use of building sites shall not affect adversely the interest of WSC and WVEDA or purchasers or lessees of building sites in Plan No.1; nor the health and safety of employees or workers therein; and will not be detrimental to the use or development of adjacent properties of the general neighborhood. In the event the provisions of this Declaration conflict with local, state or federal requirements, the more stringent requirements in each case shall apply.

2.2 Duration. The covenants herein contained in this Declaration shall run with the subject property for all purposes and shall bind all parties and persons claiming under them until December 31, 2020, at which time said covenants shall be automatically extended for successive periods of ten (10) years, unless by a vote of the a majority of the then owners of said lots, it is agreed to change or terminate said covenants in whole, or in part, provided that WSC gives its written consent to any such change or termination which consent may be arbitrarily withheld by WSC.

2.3 Addition of Other Realty. WSC at any time during the pendency of this Declaration may add all or a portion of any real property adjacent to Plan No. 1 now, or hereafter, owned by the WSC to the subject property, upon recording of a notice of addition of real property containing at least the provisions set forth in Section 2.4, the provisions of this Declaration specified in said notice shall apply to such added real property in the same manner as if it were originally covered by this Declaration. Thereafter, to the extent that this Declaration is made applicable thereto, the rights, powers, and responsibilities of WSC and the owners and occupants of lots within such added real property shall be the same as in the case of the real property described in Article 1.

2.4 Notice of Addition to Land. The notice of addition of real property referred to in Section 2.3 shall contain at least the following provisions:

a.	A reference to this Declaration stating the date of recording and the books of records of Brooke County, West Virginia where this Declaration is recorded;

b.	A statement that the provisions of this Declaration, or some specified part thereof, shall apply to such added real property;

c.	A legal description of such added real

property; and

d.	Such other or different covenants, conditions, and restrictions as WSC shall, in its discretion, specify to regulate and control the use, occupancy, and improvement of such added real property.

2.5 Respective Enforcement_Rights. Enforcement rights will be held only by the WSC and WVEDA. If the parties hereto, or any of them, shall violate or attempt to violate, any of the covenants herein, WSC or WVEDA or both shall have the right to proceed at law or in equity to compel compliance with the terms hereof or to prevent the violation or breach of any such terms. In addition to the foregoing right, WSC or WVEDA or both shall have the right, whenever there shall have been built on any lot any structure which is in violation of these restrictions, to enter upon the property where such violation of these covenants, conditions, reservations and restrictions exists and summarily abate or remove the same at the expense of the owner, and any such entry and abatement or removal shall not be deemed a trespass. WSC and/or WVEDA may assign their enforcement rights to an entity who may be engaged to manage the Three Springs Industrial and Business Park or an association of lot owners of Plan No. 1.

Should WSC or WVEDA employ counsel to enforce any of the foregoing covenants, conditions, reservations or restrictions or re-entry by reason of such breach, all costs incurred in such enforcement, including a reasonable fee for counsel, shall be paid by the owner of such lot or lots and WSC and WVEDA shall have a lien upon such lot or lots to secure payment of all such accounts.

Should the owner fail, neglect, or refuse to satisfy and discharge any lien arising hereunder within thirty (30) days, WSC or WVEDA shall have the right to interest on such liens at the rate of ten (10) percent per annum, and shall be entitled to receive all costs of collection, including a reasonable attorney’s fee.

The breach of any of the foregoing covenants, conditions, reservations or restrictions contained herein, shall not defeat or render invalid the lien of any mortgage made in good faith for value as to any lot or lots or portions of lots in Plan No. 1., but these covenants, conditions, reservations and restrictions shall be binding upon and effective against any such mortgagee or owner thereof whose title thereto or whose grantor’s title is or was acquired by foreclosure, or otherwise.

No delay or omission on the part of either WSC or WVEDA in exercising any rights, power, or remedy herein provided, in the event of any breach of the covenants, conditions, reservations or restrictions herein contained, shall be construed as a waiver thereof or acquiescence therein, and no right of action shall accrue nor shall any action be brought or maintained by anyone whatsoever against WSC or WVEDA for or on account of its failure to bring any action on account of any breach of these covenants, conditions, reservations or restrictions, or for imposing restrictions herein which may be unenforceable by WSC or WVEDA.

Each and every one of the covenants, restrictions, reservations, and servitudes contained herein shall be considered to be an independent and separate covenant and agreement.

2.6 Effect of Invalidation.

In the event any one or more of the foregoing covenants, conditions, reservations or restrictions shall be declared for any reason, by a court of competent jurisdiction, to be null and void, such judgment or decree shall not in any manner whatsoever affect, modify, change, abrogate, or nullify any of the covenants, conditions, reservations and restrictions not so declared to be void, but all of the remaining covenants, conditions, reservations and restrictions not so expressly held to be void shall continue unimpaired and in full force and effect.

ARTICLE III – CONSTRUCTION OF IMPROVEMENTS

3.1 Approval of Plans Required. To assure architectural and landscaping integrity, no construction, grading, regrading, addition or alteration (except to the interior of a building), or change in use is permitted without the prior submission of plans to WSC and WVEDA and the written approval of WSC and WVEDA as detailed in this Article.

Prior approval by WSC and WVEDA will be required of a user’s development plans and any contemplated building alterations or additions. Development plans shall be submitted over the authorized signature of the owner or occupant, or both of the lot or the authorized agent thereof. Submitted development plans shall be in such form and shall contain such information as may be required by the WSC and WVEDA but shall contain the following information at a minimum:

a.	A site development and grading plan of the lot showing the nature, kind, shape, composition and location of all main and accessory structures with respect to the particular lot and with respect to the structures on adjoining lots. Front, rear and side setback lines must be designated on the site plan.

b.	A building elevation plan showing the height and bulk of structures; exterior building materials, colors and textures to be used, and the height and bulk of any roof-mounted mechanical equipment. Any changes in approved plans must be similarly submitted to and approved by WSC and WVEDA.

c.	A traffic circulation and building service plan showing the location of vehicular access onto the site, the number and location of all parking spaces and driveways on the lot, and all truck loading spaces.

d.	A utility plan showing on-site utility alignments and storm drainage systems including any storm water detention or retention systems.

e.	A landscaping plan for the particular lot showing the location and nature of all landscaping, as well as provisions for other open space; paving, fences and walls planned for the site; and the location of refuse or storage areas.

f.	A plan for the location of signs indicating the contemplated display of signs, including copy, type, color and materials of letters and method of illumination.

g.	A lighting plan indicating the method(s) of exterior lighting.

h.	An architectural rendering of the proposed building.

These plans may be combined together to simplify the applicant’s submittal as long as the drawings are acceptable to WSC and WVEDA. The applicant shall submit seven (7) copies of all development plans.

3.2 Basis for Approval. In reviewing plans submitted, WSC and WVEDA will be concerned with the safety and convenience of traffic movement both within and outside the lot, its relationship to access streets, as well as to the harmonious and beneficial relationship of structures and uses on the lot with other lots in Plan No. 1. Approval will be based, among other things, upon compliance with the Development Standards incorporated in Article V including: the adequacy of lot dimensions; adequacy of structural design, conformity and harmony of external design with neighboring structures; effect of location and use of proposed improvements upon neighboring lots; proper facing of main elevation with respect to nearby streets; the adequacy of screening for mechanical, air-conditioning, or other roof-top installations; and conformity of the plans to the purpose and general plan and intent of this Declaration.

Except as otherwise provided in this Declaration, WSC and WVEDA shall have the right to disapprove any plans submitted hereunder on any reasonable grounds including, but not limited to the following:

a.	Failure to comply with any of the restrictions set forth in this Declaration;

b.	Failure to include information in such plans as may have been reasonably requested by WSC and WVEDA;

c.	Objection to the exterior design, the appearance of materials, or materials employed in any proposed structure;

d.	Objection on the ground of incompatibility of any proposed structure or use with existing structures or uses upon other lots, or other property in the vicinity of the subject property;

e.	Objection to the location of any proposed structure with reference to other lots, or other property in the vicinity;

f.	Objection to the grading or landscaping plan for the lot;

g.	Objection to the color scheme, finish, proportions, styles of architecture, height, bulk, or appropriateness of any structure;

h.	Objection to the number or size of parking spaces, or to the design of the parking area;

i.	Any other matter that, in the judgment of WSC or WVEDA would render the proposed improvements or use inharmonious with the general plan for improvement of the subject property or with improvements located upon other lots or other property in the vicinity.

3.3 Approval. WSC and WVEDA may approve plans as submitted, or as altered or amended, or may grant approval subject to specific conditions. Upon approval or conditional approval by WSC and WVEDA of any plans submitted, one copy of the approved plans bearing a statement of WSC’s and WVEDA’s approval together with any conditions, shall be retained permanently by WSC, WVEDA and by the applicant.

3.4 Construction Without Approval. If any improvement shall be erected, placed, or maintained upon any lot, or any new use commenced upon any lot, other than in accordance with the approval by WSC and WVEDA pursuant to the provisions of this Article III, such alteration, erection, placement, maintenance, or use shall be deemed to have been undertaken in violation of this Declaration, and upon written notice from WSC or WVEDA, any such improvement so altered, erected, placed, maintained, or used upon any lot in violation of this Declaration shall be removed or altered so as to conform to this Declaration, and any such use shall cease or be altered so as to conform to this Declaration. Should such removal or alteration or cessation or amendment of use not be accomplished within thirty (30) days after receipt of such notice, then the party in breach of this Declaration shall be subject to the enforcement procedures set forth in Article II.

3.5 Liability. WSC and WVEDA shall not be liable, for any damage, loss, or prejudice suffered or claimed by any person on account of:

a.	The approval, conditional approval or disapproval of any plans, drawings, and specifications, whether, or not in any way defective;

b.	The construction of any improvement, or performance of any work, whether or not pursuant to approved plans, drawings, and specifications; or

c.	The development of any lot within the Three Springs Industrial and Business Park.

ARTICLE IV – REGULATION OF OPERATIONS AND USES

4.1 Permitted Uses. Plan No. 1 shall be utilized for general offices, research and development laboratories, light manufacturing and production, assembly, distribution or warehousing and related service and support facilities and for no other purpose whatsoever. Personal and business services, ancillary to the business and industrial uses, shall also be permitted. Utilization of the property for distribution activities which include over-the-counter pick-up or sales to the general public is prohibited unless an application therefore, setting forth the particular type of pick up or sales contemplated, the anticipated volumes and the location of the pick-up center or sales outlet on the property, is specifically approved in writing by WSC and WVEDA.

4.2 Prohibited Uses. Uses which create objectionable attributes including, but not limited to noise, odor, vibration, fumes, flare, heat, hazard, radiation or waste problems are prohibited. Any use which is prohibited by federal, state or local law is prohibited.

4.3 Reservation of Rights. WSC and WVEDA and their respective successors or assigns reserve the right in their sole discretion to determine which specific uses are permitted and/or prohibited.

ARTICLE V – DEVELOPMENT STANDARDS

5.1 Lot Coverage by Buildings. The erection of one or more detached buildings on any lot shall result in the coverage of no more than to thirty three percent (33%) of the lot ground area upon initial development. The erection of additions to existing buildings or the erection of an additional building, shall result in the coverage of no more than fifty percent (50%) of the lot ground area.

The area of a lot which may be covered by buildings is limited to assure the provision of adequate surrounding space within the lot ground area for parking, service, and to maintain an attractively landscaped park-like setting in the Three Springs Industrial and Business Park.

5.2 Floor Area Ratio (FAR). Total floor area ratio (“FAR”) shall not exceed 0.70. Total FAR is defined as the ratio of total building gross floor area, excluding mezzanines used exclusively for material storage, to the total lot area, eg. if the total lot area is 10,000 square feet, total building gross floor area, not counting mezzanines used exclusively for material storage, shall not exceed 7000 square feet.

5.3 Building Height Limitations. Building height limits shall be described as occurring within a 45° angle of bulk plane or a maximum of sixty (60) feet above finished grade, whichever is more restrictive. Bulk plane shall be defined as an imaginary inclined plane rising over a lot, drawn at a 45° angle from the vertical, the bottom side of which is coincidental with the lot line(s) of the lot, and which, together with a maximum height of sixty (60) feet above finished grade, delineates the maximum bulk of any improvement which may be constructed on the lot. Additional height may be permitted if specifically approved in writing by WSC and WVEDA. The height of any roof over any

Occupied floor shall not rise above this plane except that in the cases of buildings with special requirements, additional height may be permitted by WSC and WVEDA. Such special requirements shall not include habitable space.

5.4 Construction Materials. To establish and maintain the character and property values for all developed lots within Plan No. 1, quality materials must be utilized in the construction of all buildings. Building materials will be judged and approved by WSC and WVEDA on a case-by-case basis. Factors to be considered by WSC and WVEDA include: the overall design of the building(s); its compatibility with existing and previously approved structures including scale, color, and texture of the building in harmony with the design of other existing or approved structures; and, the overall objectives of quality development described elsewhere in these covenants. Plans that provide for metal-clad buildings will be approved only on the condition that such buildings are constructed so as not to have the appearance of a pre-engineered metal building, are designed by an architect, and are specially approved in writing by WSC and WVEDA.

5.5 Temporary Buildings. No temporary buildings are permitted except those associated with construction; and only during the construction period.

5.6 Building Setbacks (Yard Requirements) and Landscaping Buffer Strip. In order to maintain the desired physical character of Three Springs Industrial and Busines Park, the placement of buildings must conform to the established minimum front, side and rear yard requirements in order to assure an aesthetically pleasing streetscape and to provide sufficient light and air for all buildings. The following front, side and rear yard requirements apply to any lot to be utilized for the construction of one or more detached buildings. The minimum yard requirements established below must be satisfied by measuring the distance from the exterior of the building wall or any building projection (whichever is closer to the property line) and the property line.

a.	Minimum Front Setback from Streets: With no exceptions, a building front setback line will be established (40) forty feet from and parallel to any street right-of-way line. The facade of any building, including integral covered porch or walkway, which faces the right-of-way may be built no closer than this building setback line. Only exposed walks, drives, parking areas or landscaping will be permitted in the area between the right-of-way line and the front building setback line.

b.	Side Yards: A side yard of at least twenty-five (25) feet must be provided from the building to the side property line. When the side yard abuts a street, a side yard of at least forty (40) feet must be provided from the building to the street right-of-way. Driveways located within side yard setbacks may be located no closer than ten (10) feet from the property line.

c.	Rear Yards: A rear yard of at least twenty-five (25) feet must be provided between the building and the rear property line.

d.	Landscaped Buffer Strip: A landscaped buffer strip must be provided around the perimeter of the lot(s) under one ownership. Measured from the property line, the landscaped buffer strip must be fifteen (15) feet wide in the front yard, ten (10) feet wide at each side yard and ten (10) feet wide in the rear yard. In addition, a landscaped strip ten (10) feet wide must be provided around the perimeter of the building(s). In addition to the specified general landscaping requirements defined in Section 5.6, within designated landscaped buffer strip areas, no more than fifteen percent (15%) of the area may be covered with a non-vegetative treatment or decorative mulch, and no less than twenty-five percent (25%) of the area may be covered with shade and ornamental trees, specimen and flowering trees and shrubs, hedges and flower beds.

5.7 Landscaping. The total ground area of the lot(s) not covered by buildings, parking areas, roadways, walkways, and service areas is to be landscaped with suitable cover material and maintained in a neat and attractive condition at all times. Suitable landscape treatment may include the use of lawns, ground covers, shade and ornamental trees, specimen and flowering trees and shrubs, hedges, decorative mulches, terraces, fountains, and pools. No more than fifteen percent (15%) of the landscaped area may be covered with a non-vegetative treatment or decorative mulch. Landscaping shall be completed within one year after substantial completion of construction.

5.8 Off-Street Parking and Loading. No parking of any vehicle shall be permitted upon any street or roadway within the Three Springs industrial and Business Park. It is the responsibility of the owners of lots in Plan No. 1 to provide adequate off-street parking for their employees, tenants, subtenants and visitors on property under their ownership.

a.	Schedule of Off-Street Parking Requirements: Parking areas must be provided in compliance with the following minimum requirements. If parking requirements increase as a result of a change in the use of a lot, additional off-street parking shall be provided so as to satisfy the federal, state and local requirements.

1.	Light Industrial/Manufacturing - Three spaces per each four (4) employees on the largest eight hour shift plus one (1) space for each company vehicle to be parked or stored outside.

2.	Business/Professional - one (1) space for every three hundred (300) square feet gross floor area.

3.	General Business - One (1) space for each two hundred (200) square feet of gross floor area.

4.	Other Uses - The space provided for parking must satisfy generally accepted parking guidelines for that use and be approved by WSC and WVEDA in order to insure compliance with federal, state and local guidelines.

5.	Truck Parking - One (1) off-street parking space shall be provided for each company-owned or operated truck, and shall be of such dimension to permit the accommodation of the entire vehicle without encroachment on any aisle, passageway or driveway.

6.	Handicapped Parking Spaces - one (1) handicapped parking space shall be provided for each twenty-five (25) parking spaces provided for the first one hundred (100) parking spaces, one (1) handicapped parking space shall be provided for each fifty (50) additional parking spaces for the next one hundred (100) parking spaces, and one (1) handicapped parking space shall be provided for each one hundred (100) additional parking spaces for the next three hundred (300) parking spaces. Any parking spaces provided beyond five hundred (500) must provide such number of handicapped parking spaces as will comply with the requirements of the Americans with Disabilities Act.

b.	Requirements for Parking Areas: Required off-street parking shall be provided on the lot or on a contiguous lot. Parking facilities may be provided within required side or rear yard areas, but in no case shall such facilities be permitted to encroach on required landscaped buffer strips as defined in Section 5.6 (d). Front parking is permitted, but limited to executive or visitor parking.

c.

Surface Treatments: All areas used for driveway, loading, service and parking will be surfaced with an approved, all-weather, dust-free pavement. All paved areas shall be appropriately drained so that storm water will not create erosion on the lot or drain onto adjacent lots. No site surface storm water runoff may be drained onto the public street surface. Asphalt paving shall be permitted for roadways, parking areas and loading areas; but shall not be permitted for any pedestrian areas or walkways which must be constructed with concrete.

d.	Design Standards: Parking spaces shall measure at least nine (9) feet by twenty (20) feet or not less than one hundred eighty (180) square feet, exclusive of access drives or aisles with the exception of handicapped spaces which shall measure nine (9) feet wide with a five (5) feet wide striped access aisle by twenty (20) feet. Each parking space provided shall be designated by durable white or yellow paint in striped lines painted upon the paved surface measuring a minimum of four (4) inches wide and extending the length of the parking space. Striping must be maintained to keep parking lot designations identifiable.

All off-street parking areas with more than twenty (20) required parking spaces shall be landscaped with a minimum of one tree, two and one-half (2-1/2) inches DBH (diameter at breast height), for every ten (10) parking spaces. These trees shall be placed in such a fashion as to provide shade and screening of the parking area. No more than twenty (20) parking spaces will be located in a row without the provision of a nine (9) foot by eighteen (18) foot landscaped island.

Parking area driveways shall be designed according to the following requirements for vehicular access to a street:

Type of Drive Way	Minimum Width in Feet
Two directions	24 (35 maximum)
One-way	12 (17 maximum)

e.

Truck Loading: Adequate shipping and loading facilities will be located on those sides of buildings which do not front on streets or the primary entrance facades of adjacent buildings. Loading areas shall be screened from lateral view by a structural wall of similar or complementary materials as the building or a landscaped screen measuring a minimum of ten (10) feet wide and six (6) feet high having a double row of staggered evergreens or similar screen planting materials. The loading space will be not less than twelve (12) feet wide, and of sufficient length to insure that no vehicle, during loading or unloading, will extend over any property line, sidewalk, or parking lot circulation lane. All truck maneuvering must take place on site. Access to each loading space shall be located with appropriate means of vehicular access to a street in a manner that will least interfere with traffic. Any space allocated as a loading space or access drive shall not be used for the storage of goods or inoperable vehicles or be included as part of the space necessary to satisfy the off-street parking area requirements. Truck loading and unloading facilities shall comply with federal, state and local requirements if any.

5.9 Storage Areas. Outdoor storage of materials and equipment will be permitted only in areas which do not front on streets, and only if enclosed or screened by a wall, planting or other suitable barrier, providing year-round visual screening. Tanks for the above-ground storage of liquids or gases will be permitted to the rear of the building only and must be screened from view by an approved architecturally treated barrier constructed with approved materials.

5.10 Sign Standards. Signage will be strictly regulated to facilitate the easy identification of the business or product of the owner or occupant, to maximize visual quality, and to promote an image consistent with the general purposes of conditions stated in this Declaration.

All building identification signs must be approved by WSC and WVEDA. All signs must conform to sign criteria of Three Springs Industrial and Business Park as amended from time to time. Billboards or similar advertising signs are not permitted except for temporary signs advertising a lot for sale or lease. These temporary signs used for advertising a lot for sale or lease may not exceed twenty-four (24) square feet in area.

5.11 Mechanical or Other Equipment. All mechanical equipment including air handling units, condensers, compressors,

ventilators, chimneys, stacks, ductwork, vents and conductors erected, used and installed on the property, if visible outside of any building, must be screened from view in a manner approved by WSC and WVEDA. Roof-mounted mechanical equipment which projects vertically more than eighteen (18) inches above the roof or roof parapet when viewed from street level, is to be screened by an enclosure, which is designed to conform with the building. No mechanical equipment is to be mounted on the wall surface of a building.

Vents, louvers, flashings and framed openings in the wall surface are to be painted consistent with the color scheme of the building.

No tower, dish or antenna for the transmission or the reception of any signals including but not limited to electro-magnetic or laser radiation shall be erected, used or maintained on the lot, if visible outside of any building, whether attached to an improvement or self-standing, without prior written approval of WSC and WVEDA.

5.12 Waste Disposal and Storage. Adequate space for refuse containers and the required loading spaces must be provided as part of the site development. All outdoor waste storage and loading areas and associated screening must be indicated on the final site plan and landscape plan submitted for the approval of WSC and WVEDA.

a.	All refuse, if stored outside the building, will not be allowed to accumulate, must be disposed of on a regular basis and must be kept in closed, fire resistant, sanitary containers especially made for refuse storage. Such containers must be totally enclosed and screened from view from the street and from adjoining properties. Refuse containers, in and of themselves, will not be considered adequate screening devices. Refuse containers shall not be stored in front of building(s).

b.	No burial of waste material will be permitted on the project site.

c.	No lagoons or open vessels for liquid waste storage are permitted.

d.	Radioactive waste storage outside of a building is not permitted. Open burning of refuse or waste is prohibited.

e.	Employee picnic or recreational areas, if any, must be provided with adequate refuse containers and emptied regularly.

5.13 Fences and Walls. Erection of security fences of any type around the perimeter of a property will be prohibited. Limited utility fencing to enclose hazardous, dangerous or secure areas may be approved provided they are designed to be in harmony with the surroundings, using landscaping or other suitable screening devices which utilize an approved architecturally treated barrier constructed with approved materials. Architecturally treated barriers and materials used shall be approved by WSC and WVEDA. Architecturally compatible walls, proposed as a design device to give architectural continuity to the area, may be used with the approval of WSC and WVEDA. Walls must be made of high quality materials compatible with the building exterior walls.

5.14 Exterior Lighting. In order to minimize the trespass of light onto adjacent streets and properties, only lighting fixtures utilizing shielded or screened lamps and designed to control glare by having a light cutoff feature shall be used for exterior lighting. An overall site lighting plan indicating the placement of lights, type of fixtures and pole heights must be submitted for approval as hereinbefore specified. Wiring for exterior lighting fixtures shall be installed underground. Lighting shall be compatible and harmonious throughout the site and shall be in keeping with the design and function of the building. Flood lighting is not permitted as a source of general area illumination.

5.15 Site Utility Service. All on-site utility lines are to be placed underground. The primary or secondary power service and telephone service to the building should be placed underground from the utility company’s facilities in the street or adjacent right of way. Ground-mounted power transformers shall be located only in the side or rear yards and must be screened from view with appropriate vegetative cover. Natural or manufactured gas, including but not limited to, (propane, nitrogen, etc.) piping is to be located underground. Gas metering equipment should not be located in the front yard and should be screened from view where allowed.

5.16 Maintenance of Buildings and Grounds. Building exteriors, grounds, pavements, improvements and appurtenances will be kept in a safe, clean, neat, wholesome and well-repaired condition. Property owners, lessees or building managers shall comply in all respects with governmental statutes, ordinances and regulations, health, police and fire requirements. Trash, debris or used materials are not permitted to accumulate on the property. Lawn and landscaping areas are to be kept cut and trimmed and free of obnoxious weeds and deleterious growth.

5.17 Mineral Reservations. Mineral, coal, oil and gas rights will be restricted to avoid the possibility of undermining structures or of unsightly exploitation of underground resources. No derrick or other structure designed for use in boring for oil or gas shall be erected, placed or permitted upon any part of such premises, nor shall any oil, natural gas, petroleum, asphaltum, or hydrocarbon projects or minerals of any kind be produced or extracted therefrom.

5.18 Nuisances. No animals, including but not limited to, horses, cattle, swine, goats, poultry, or fowl shall be kept on any lot. No weeds, underbrush, or other unsightly growths shall be permitted to grow or remain upon the lots, and no refuse pile or unsightly objects shall be allowed to be placed or suffered to remain anywhere thereon. No lot shall be used in whole or in part for the storage of any property or thing that will cause such lot to appear in an unclean or untidy condition or that will be obnoxious to the eye; nor shall any substance, thing, or material be kept upon any lot that will emit foul or obnoxious odors, or that will cause any noise that will or might disturb the peace, quiet, comfort, or serenity of the occupants of surrounding property. In the event that any owner of any lot in Plan No.1 shall fail or refuse to keep such lot free from weeds, underbrush, or refuse piles or other unsightly growth or objects, then WSC or its assignee and/or WVEDA or its assignee may enter upon such lands and remove the same at the expense of the owner, which such entry shall not be deemed a trespass, and in the event of such a removal a lien shall arise and be created in favor of WSC and WVEDA and against such lot for the full amount chargeable to such lot, and such amount shall be due and payable within thirty (30) days after demand is made therefor.

5.19 Storm Water Detention. Storm water management is to be provided for each developed site. Post developed peak runoff shall be reduced to predevelopment peak rates for 2, 10, and 25-year storm events of 24-hour duration. Site generated storm water runoff shall be determined with “Soil Conservation Service” methodology using average 24-hour precipitation values contained in Appendix B of the then current West Virginia Erosion and Sediment Control Handbook for Developing Areas. Maintenance of storm water management facilities shall be the responsibility of the property owner. In the event a facility is not adequately maintained, WSC or its assignee and/or WVEDA or its assignee shall have the right to maintain said facility at the expense of the owner or occupant. WSC and WVEDA shall have a lien upon such lot or lots to secure payment of all such accounts.

ARTICLE VI RIGHTS, DUTIES AND RESPONSIBILITIES

Once all lots within Plan No. 1 have either been sold or leased, WVEDA shall no longer have any duties or responsibilities under this Declaration.

ARTICLE VII: VARIANCES AND ADJUSTMENTS

In order to protect and enhance the continuing development of the Three Springs Industrial and Business Park, enforcement rights will be held only by WSC and WVEDA, as defined in Article II. Requests for variances or adjustments to these restrictive covenants including, but not limited to, the permitted uses set forth in section 4.1 and the prohibited uses set forth in section 4.2 will be considered by WSC and WVEDA on a case-by-case basis and granted by WSC and WVEDA at their sole discretion. Approval of any variance or adjustment shall not be deemed to change, or generally waive, the covenants or restrictions herein contained, or to serve as precedent for any proposed future variances or adjustments which may be requested.

ARTICLE VIII: PROVISIONS FOR MODIFICATION, AMENDMENT OR DELETION

These restrictive covenants may be modified, amended, or deleted at any time by WSC and WVEDA for the purpose of further insuring the development of Plan No. 1 as an area of high standards. Such modification, amendment, or deletion shall be binding upon all future purchasers, their respective heirs, executors, administrators, successors and assigns; provided, however, that each such modification, amendment or deletion must be consented to in writing by the then existing lot owners, their successors or assigns which are determined by WSC and WVEDA to be directly, pecuniarily and adversely affected by the proposed modification, amendment or deletion.

IN WITNESS WHEREOF, WEIRTON STEEL CORPORATION has caused this instrument to be executed by its President and Chief Executive Officer, duly attested by its Secretary and Vice President of Law, the day and year first above written.

WEIRTON STEEL CORPORATION

By:		By:
Its	Secretary and Vice President of Law	Its	President and Chief Executive Officer

STATE OF WEST VIRGINIA	)
	)	ss:
COUNTY OF BROOKE	)

On this, the 20th day of March, 1997, before me, the undersigned Notary Public, personally appeared Richard K. Riederer, who acknowledged himself to be the President and Chief Executive Officer of Weirton Steel Corporation a Delaware corporation, and that he, as such President and Chief Executive Officer and authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the Weirton Steel Corporation, by himself as President and Chief Executive Officer.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires:

PREPARED BY: Virgil G. Thompson, Esq.
Weirton Steel Corporation
400 Three Springs Drive
Weirton, WV 26062

STATE OF WEST VIRGINIA, COUNTY OF BROOKE, to-wit:

The foregoing paper writing was this day, March 20, 1997 at 3:49 p.m. presented for record in my office, and thereupon, together with the certificate thereto annexed, is admitted to record.

Teste: Sylvia J. Benzo Clerk, Brooke County Court

AMENDMENT TO

DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS

WEIRTON STEEL CORPORATION

AND

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY

THREE SPRINGS INDUSTRIAL AND BUSINESS PARK- PLAN NO. 1

BROOKE COUNTY, WEST VIRGINIA

THIS AMENDMENT to the Declaration of Covenants, Conditions and Restrictions, of Weirton Steel Corporation Three Springs Industrial and Business Park-Plan No. 1 in Brooke County, West Virginia (“Amendment”), is made this 12th day of February, 1999, by Weirton Steel Corporation (hereinafter “WSC”) and the West Virginia Economic Development Authority (hereinafter “WVEDA”).

W I T N E S S E T H:

WSC prior to June 19,1997 was the owner of a plan of lots located in Weirton, Brooke County, West Virginia, known as Three Springs Industrial and Business Park- Plan No. 1 (“Plan No. 1”), which is recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Plat Book No. 3 at pages 55 and 55A;

WSC has recorded a Declaration of Covenants, Conditions and Restrictions dated March 20, 1997 (the “Declaration”), applicable to Plan No. 1, which Declaration is recorded in the

Office of the Clerk of the County Commission of Brooke County, West Virginia, in Deed Book No. 276 at pages 455 to 476;

WSC conveyed Plan No. 1 to WVEDA by Deed dated June 19, 1997 which is recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia, in Deed Book No. 277 at page 467;

The Declaration provides that it may be amended by the filing of an Amendment to the Declaration with the consent of WSC and WVEDA;

WSC and WVEDA wish to amend the Declaration to address obligations of the owners of lots within Plan No. 1 upon any damage to or destruction of improvements on any such lot, and to impose a deadline for completion of construction of improvements on a lot in Plan No. 1.

I.	RECITALS: The foregoing Recitals are incorporated in and made a part of this Amendment.

II.	AMENDMENT OF DECLARATION: The Declaration is amended as follows:

A.	ARTICLE III, CONSTRUCTION OF IMPROVEMENTS, Section 3.3 is amended as follows:

1.	The Section is renamed “Approval; Completion of Construction”;

2.	The following sentence is added at the end of the current Section 3.3:

Construction consistent with the approval or conditional approval granted must be completed within eighteen (18) months of receipt of the approval or conditional approval.

B.	ARTICLE V, DEVELOPMENT STANDARDS, is amended by the addition of a Section 5.20, reading as follows:

5.20	Damage to or Destruction of Improvements. If all or any portion of the improvements constructed or installed on any lot within Plan No. 1 shall be damaged or destroyed in whole or in part, the owner of such lot shall be required to, in the owner’s sole discretion, either repair or replace the improvements to the level approved under Section 3.3, or to clear all such damage or destruction from the lot and restore the lot to its preconstruction condition, so that the lot will not detract from the appearance and value of Plan No. 1. If the owner shall fail to commence such repair, replacement and/or clearing and restoration within thirty (30) days of the damage or destruction (or such later time as shall be. approved by WVEDA), and diligently work to completion thereafter, WVEDA shall have the right to go onto and clear and restore, or complete the clearing and restoration of, the lot in the manner herein described, and the owner of the lot shall reimburse WVEDA, within thirty (30) days of receipt of a bill therefor, for all costs and expenses incurred by WVEDA in performing such clearing and restoration work on behalf of the owner.

II	RATIFICATION OF DECLARATION. In all other respects the Declaration is unchanged and ratified as binding and enforceable on Plan No. I including all owners, tenants and lessees of lots in Plan No. 1.

IN WITNESS WHEREOF, WSC and WVEDA have each caused this Amendment to be executed and filed on the day and year first above stated, by the officers hereinafter stated.

ATTEST:		WEIRTON STEEL CORPORATION

By:		By:

Its:	Manager Economic Development	Its:	Vice President of Law

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY
By:		By:

Its:	DEPUTY DIRECTOR	Its:	Executive Director

STATE OF WEST VIRGINIA	)
)
COUNTY OF BROOKE	)

I, Cynthia A. Conchel, a Notary Public in and for the County and State aforesaid, do hereby certify that WILLIAM R. KIEFER, as Vice President of Law, who signed the above writing bearing date, the 12th day of February, 1999, on behalf of WEIRTON STEEL CORPORATION, a Delaware corporation, and acknowledged the said writing to be the act and deed of said corporation.

Given under my hand this 12th day of February, 1999.

My commission expires: October 12, 2004

STATE OF WEST VIRGINIA COUNTY OF Kanawha	) ) )

I, Deborah J. Orcutt, a Notary Public in and for the County and State aforesaid, do hereby certify that DAVID A. WARNER, as Executive Director, who signed the above writing bearing date, the 17th day of February, 1999, on behalf of WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY, a West Virginia public corporation, and acknowledged the said writing to be the act and deed of said corporation.

Given under my hand this 17th day of February, 1999.

My commission expires: April 23, 2007

Prepared by: Virgil Thompson, Esq. Weirton Steel Corporation 400 Three Springs Drive Weirton, WV 26062

STATE OF WEST VIRGINIA, COUNTY OF BROOKE, to-wit:

The foregoing paper writing was this day, February 18, 1999 at 3:02 p.m. presented for record in my office, and thereupon, together with the certificate thereto annexed, is admitted to record.

Teste: Sylvia J. Benzo Clerk, Brooke County Court

AMENDMENT NO. 2

TO

DECLARATION OF COVENANTS CONDITIONS AND RESTRICTIONS

WEIRTON STEEL CORPORATION

AND

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY

THREE SPRINGS INDUSTRIAL AND BUSINESS PARK-PLAN NO. 1

BROOKE COUNTY WEST VIRGINIA

THIS AMENDMENT NO. 2 to the Declaration of Covenants, Conditions and Restrictions of Weirton Steel Corporation, Three Springs Industrial and Business Park-Plan No. 1 in Brooke County, West Virginia (“Amendment 2”), is made as of this 1st day of May, 2003, Weirton Steel Corporation (hereinafter(“WSC”) and the West Virginia Economic Development Authority (hereinafter “WVEDA”).

WITNESSETH:

WSC prior to June 19, 1997 was the owner of a plan of lots located in Weirton, Brooke County, West Virginia, known as Three Springs Industrial and Business Park-Plan. No. 1 (“Plan No. 1”), which is recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Plat Book No.3 at pages 55 and 55A;

WSC has recorded a Declaration of Covenants, Conditions and Restrictions dated March 20, 1997 (the “Declaration”), applicable to Plan No. 1, which Declaration is recorded in the

Office of the Clerk of the County Commission of Brooke County, West Virginia, in Deed Book No. 276 at pages 455 to 476;

WSC conveyed Plan No. 1 to WVEDA by Deed dated June 19, 1997 which is recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia, in Deed Book No. 277 at page 467;

The Declaration provides that it may be amended by the filing of an amendment to the Declaration with the consent of WSC and WVEDA and the first amendment to the Declaration (“Amendment”) dated February 12, 1999 was filed and recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Deed Book No. 283 at page 221;

The Declaration provides that realty adjacent to Plan No. 1 owned or hereafter owned by WSC may be added to Plan No. 1 and subject to the Declaration upon the recording of a “Notice of Addition to Land” as required by Section 2.4 of the Declaration and a Notice of Addition to Land” dated September 23, 1999 was filed and recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Deed Book No. 285 at page 220 (“Notice of Addition”); and

WSC and WVEDA wish to further amend the Declaration to address additional prohibited uses within Plan No. 1 and land added by the Notice of Addition and to address certain other matters:

1. RECITALS: The foregoing Recitals are incorporated in and made a part of this Amendment.

2. AMENDMENT OF DECLARATION: The Declaration is amended as follows:

A. ARTICLE IV, REGULATION OF OPERATIONS AND USES, Section 4.2 captioned: “PROHIBITED USES” is amended as follows:

1.	The following sentences are added at the end of the current Section 4.2:

Notwithstanding the fact that certain video lottery machines or other gambling, gaming or lottery devices may not be prohibited by federal, state or local law, video lottery machines of any kind or nature whatsoever or any other gambling, gaming or lottery devices are not permitted to be installed or used within Plan No. 1 or land added by the Notice of Addition by any current or future property owner. The installation and or use of video lottery machines of any kind or nature whatsoever or any other gambling, gaming or lottery devices is strictly prohibited within Plan No. 1 or land added by the Notice of Addition.

2.	The following are additional uses which are strictly prohibited within Plan No.l or land added by the Notice of Addition:

a.	Adult Entertainment Establishment: defined as any theater, magazine store, book store, nude model studio, sexual encounter center, escort service, adult cabaret, adult motel or other establishment which at any time displays motion pictures, video tapes, books, magazines or other forms of live entertainment of a sexual nature or content, including, but not limited to, the display of any motion picture, video tape, book, magazine, dancing or any other form of live “entertainment” which is “X-rated”, has been judged to be pornographic or obscene, depicts any live or simulated sex act. The prohibition herein shall not apply to pay per view or cable shown within a hotel room.

b.	Any refining, smelting or mining operation.

c.	Trailer court.

d.	Junkyard.

e.	Car wash.

f.	Shooting gallery.

g.	Permanent outdoor flea market.

h.	Head Shop.

i.	Drug rehabilitation center or “halfway” house.

j.	Massage parlor.

k.	Residential mental health facilities

l.	Multi-tenant-self storage facilities

B. ARTICLE VII, VARIANCES AND ADJUSTMENTS, is amended as follows:

1.	The following sentence is added at the end of Article VII, captioned, “Variances and Adjustments”.

Requests for variances or adjustments may be granted by WSC and WVEDA without the consent of the then existing lot owners, their successors or assigns, or their mortgagees of property within Plan No. 1 or land added by the Notice of Addition, and/or, without the consent of any other person or party. During the five (5) years following the date of this Amendment 2, WVEDA and WSC shall be permitted to grant only one (l) variance to allow a hotel as a permitted use. In addition, for a period of five (5) years following the granting of a variance allowing a hotel as a permitted use, WVEDA and WSC shall not grant any additional variance allowing an additional hotel as a permitted use.

3. RATIFICATION OF DECLARATION. In all other respects the Declaration including the Amendment and the Notice of Addition is unchanged and ratified as binding and enforceable on Plan No. 1 and the land added by the Notice of Addition including all owners, tenants and lessees of lots in Plan No. 1 and the land added by the Notice of Addition.

IN WITNESS WHEREOF, WSC and WVEDA have each caused this Amendment No. 2 to be executed and filed on the day and year first above stated, by the officers hereinafter stated.

ATTEST:		WEIRTON STEEL CORPORATION

By:		By:
Name:	William R. Kiefer	Name:	John H. Walker
Its:	Secretary	Its:	President and Chief Executive Officer

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY

By:		By:
Name:	DAVID FONTALBERT	Name:	David A. Warner
Its:	ASSOCIATE DIRECTOR	Its:	Executive Director

STATE OF WEST VIRGINIA	)
)
COUNTY OF BROOKE	)

I, SUSAN B. KERNEN, a Notary Public in and for the County and State aforesaid, do hereby certify that John H. Walker, as President and Chief Executive Officer, who signed the above writing bearing date, the 1st day of May, 2003, on behalf of Weirton Steel Corporation, a Delaware corporation, and acknowledged the said writing to be the act and deed of said corporation.

Given under my hand this 1[s]t day of May, 2003

My commission expires: May 26, 2009
STATE OF WEST VIRGINIA	)
)
COUNTY OF KANAWHA	)

I, Beverly S. Dolin, a Notary Public in and for the County and State aforesaid, do hereby certify that David A. Warner, as Executive Director, who signed the above writing bearing date, the 1st day of May, 2003, on behalf of West Virginia Economic Development Authority, a West Virginia public corporation, and acknowledged the said writing to be the act and deed of said corporation.

Given under my hand this 2nd day of May, 2003.

My commission expires: April 23, 2007

Prepared by: Virgil Thompson, Esq. Weirton Steel Corporation 400 Three Springs Drive Weirton, WV 26062

STATE OF WEST VIRGINIA, COUNTY OF BROOKE, to-wit:

The foregoing paper writing was this day, May 6, 2003 at 4:17 p.m.

Presented for record in my office, and thereupon, together with the certificate hereto annexed, is admitted to record.

Teste: Clerk, Brooke County Clerk

64-5653

AMENDMENT NO. 3

TO

DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS

WEIRTON STEEL CORPORATION

AND

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY

THREE SPRINGS INDUSTRIAL AND BUSINESS PARK-PLAN NO.1

BROOKE COUNTY, WEST VIRGINIA

THIS AMENDMENT NO. 3 to the Declaration of Covenants, Conditions and Restrictions of Weirton Steel Corporation, Three Springs Industrial and Business Park-Plan No. 1 in Brooke County, West Virginia (“Amendment No. 3”), is made this second day of January, 2008, by Weirton Steel Corporation Liquidating Trust, as successor to the chapter 11 debtor; Weirton Steel Corporation, a Delaware corporation, (hereinafter “WSC”) and the West Virginia Economic Development Authority (hereinafter “WVEDA”).

WITNESSETH:

Prior to June 19,1997, WSC was the owner of a plan of lots containing approximately acres located in Weirton, Brooke County, West Virginia, known as Three Springs Industrial and Business Park-Plan No. 1 (“Plan No. 1”), which is recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Plat Book No.3, at pages 55 and 55A;

WSC has recorded a Declaration of Covenants, Conditions and Restrictions dated March 20,1997 (the “Declaration”), applicable to Plan No. 1, which Declaration is recorded in the said Clerk’s Office in Deed Book No. 276, at pages 455 through 476;

WSC conveyed Plan No. 1 to WVEDA by Deed dated June 19,1997, which is recorded in said Clerk’s office in Deed Book No. 277, at page 467;

The Declaration has been amended by the filing of an amendment to the Declaration with the consent of WSC and WVEDA pursuant to (a) the first Amendment to the Declaration (“Amendment No. 1”) dated February 12, 1999 filed and recorded in said Clerk’s Office in Deed

Book No. 283 at page 221 and (b) the Amendment No. 2 to the Declaration (“Amendment No. 2”) dated May 1,2003 filed and recorded in said Clerk’s Office in Deed Book No. 302, at page 425 (the Declaration as amended by Amendment No. 1, Amendment No. 2 and this Amendment No.3 is hereinafter referred to as the Declaration);

WSC filed a voluntary petition for relief under chapter 11 to title 11 of the United States Code, 11 U.S.C. §§101, et seq. in the United States Bankruptcy Court for the Northern District of West Virginia (the “Bankruptcy Court”) on May 19, 2003 and docketed as Case No. 05:03-BK-01802. WSC entered into an agreement with ISG Weirton, Inc. and International Steel Group, Inc. (collectively, “ISG”), dated as of February 25,2004 (the “ISG Agreement”), pursuant to the terms of which WSC agreed to sell to ISG, and ISG agreed to purchase from WSC, substantially all of the assets of WSC except for certain excluded assets. The Bankruptcy Court entered an order approving the ISG Agreement and the sale of assets contemplated therein and the closing on the sale of assets to ISG pursuant to the terms of the ISG Agreement occurred on or about April 30,2004.

WSC’s corporate headquarters were located adjacent to Plan 1 and WSC maintained an interest in the development and use of the land surrounding its corporate headquarters. WSC has ceased operations and no longer maintains its corporate headquarters on Plan 1, and, therefore, WSC no longer has an interest in the use and development of such land;

The Declaration provides that WSC and WVEDA shall oversee and approve all covenants, conditions and restrictions on Plan 1 pursuant to the Declaration; and

WSC and WVEDA agree that it is in the best interest of both parties for WVEDA to assume and have sole responsibility over the oversight and approval of the covenants, conditions and restrictions on Plan 1 pursuant to the Declaration.

WSC and WVEDA agree that WSC makes no representation or warranty concerning any right, title or interest of WSC in, under and to the Declaration and WSC does hereby remise, release and quitclaim any right, title, interest, property, claim and demand whatsoever of WSC without any warranty whatsoever and WVEDA shall release and hold harmless WSC from and against any and all claims, suits, penalties, liabilities, and expenses (including, without limitation, legal fees) of WVEDA arising out of or resulting from this Amendment, the Declaration or any rights, obligations and liabilities thereunder.

Therefore, the Declaration shall be amended to vest sole responsibility of the oversight and approval of the covenants, conditions and restrictions on Plan 1 in WVEDA under the Declaration.

1. RECITALS: The foregoing Recitals are incorporated in and made a part of this Amendment.

2. AMENDMENT OF DECLARATION: The Declaration is amended as follows:

a. Section 2.2 of the Declaration is hereby deleted in its entirety and replaced with the following:

2.2 Duration. The covenants herein contained in this Declaration shall run with the subject property for all purposes and shall bind all parties and persons claiming under them until December 31, 2020, at which time said covenants shall be automatically extended for successive periods of ten (10) years, unless by a vote of the majority of the then owners of said lots, it is agreed to change or terminate said covenants in whole, or in part, provided that WVEDA gives its written consent to any such change or termination which consent may be arbitrarily withheld by WVEDA.

b. Section 2.3 of the Declaration is hereby deleted in its entirety and replaced with the following:

2.3 Addition of Other Realty. At any time during the pendency of this Declaration, WVEDA may add all or a portion of any real property adjacent to Plan No. 1 now, or hereafter, owned by WVEDA to the subject property, upon recording of a notice of addition of real property containing at least the provisions set forth in Section 2.4, the provisions of this Declaration specified in said notice shall apply to such added real, property in the same manner as if it were originally covered by this Declaration. Thereafter, to the extent that this Declaration is made applicable thereto, the rights, powers, and responsibilities of WVEDA and the owners and occupants of lots within such added real property shall be the same as in the case of the real property described in Article 1.

c. Subsection (d) of Section 2.4 of the Declaration is hereby deleted in its entirety and replaced with the following:

(d) Such other or different covenants, conditions, and restrictions as WVEDA shall, in its discretion, specify to regulate and control the use, occupancy, and improvement of such added real property.

d. Section 2.5 of the Declaration is hereby deleted in its entirety and replaced with the following:

2.5 Respective Enforcement Rights. Enforcement rights will be held only by WVEDA. If the parties hereto, or any of them, shall violate or attempt to violate, any of the covenants herein, WVEDA shall have the right to proceed at law or in equity to compel compliance with the terms hereof or to prevent the violation or breach of any such terms. In addition to the foregoing right, WVEDA shall have the right, whenever there shall have been built on any lot any structure which is in violation of these restrictions, to enter upon the property where such violation of these covenants, conditions, reservations and restrictions exists and summarily abate or remove the same at the expense of the owner, and any such entry and abatement or removal shall not be deemed a trespass. WVEDA may assign its enforcement rights to an entity who may be engaged to manage the Three Springs Industrial and Business Park or an association of lot owners of Plan No. 1.

Should WVEDA employ counsel to enforce any of the foregoing covenants, conditions, reservations or restrictions or re-entry by reason of such breach, all costs incurred in such enforcement, including a reasonable fee for counsel, shall be paid by the owner of such lot or lots and WVEDA shall have a lien upon such lot or lots to secure payment of all such accounts.

Should the owner fail, neglect, or refuse to satisfy and discharge any lien arising hereunder within thirty (30) days, WVEDA shall have the right to interest on such liens at the rate of ten (10) percent per annum, and shall be entitled to receive all costs of collection, including a reasonable attorney’s fee.

The breach of any of the foregoing covenants, conditions, reservations or restrictions contained herein, shall not defeat or render invalid the lien of any mortgage made in good faith for value as to any lot or lots or portions of lots in Plan No. 1, but these covenants, conditions, reservations and restrictions shall be binding upon and effective against any such mortgagee or owner thereof whose title thereto or whose grantor’s title is or was acquired by foreclosure, or otherwise.

No delay or omission on the part of WVEDA in exercising any rights, power, or remedy herein provided, in the event of any breach of the covenants, conditions, reservations or restrictions herein contained, shall be construed as a waiver thereof or acquiescence therein, and no right of action shall accrue nor shall any action be brought or maintained by anyone whatsoever against WVEDA for or on account of its failure to bring any action on account of any breach of these covenants, conditions, reservations or restrictions, or for imposing restrictions herein which may be unenforceable by WVEDA.

Each and every one of the covenants, restrictions, reservations, and servitudes contained herein shall be considered to be an independent and separate covenant and agreement.

e. Section 3.1 of the Declaration is hereby deleted in its entirety and replaced with the following:

3.1 Approval of Plans Required. To assure architectural and landscaping integrity, no construction, grading, regrading, addition or alteration (except to the interior of a building), or change in use is permitted without the prior submission of plans to WVEDA and the written approval of WVEDA as detailed in this Article.

Prior approval by WVEDA will be required of a user’s development plans and any contemplated building alterations or additions. Development plans shall be submitted over the authorized signature of the owner or occupant, or both of the lot or the authorized agent thereof. Submitted development plans shall be in such form and shall contain such information as may be required by WVEDA but shall contain the following information at a minimum:

a. A site development and grading plan of the lot showing the nature, kind, shape, composition and location of all main and accessory structures with respect to the particular lot and with respect to the structures on adjoining lots. Front, rear and side setback lines must be designated on the site plan.

b. A building elevation plan showing the height and bulk of structures; exterior building materials, colors and textures to be used, and the height and bulk of any roof-mounted mechanical equipment. Any changes in approved plans must be similarly submitted to and approved by WVEDA.

c. A traffic circulation and building service plan showing the location of vehicular access onto the site, the number and location of all parking spaces and driveways on the lot, and all truck loading spaces.

d. A utility plan showing on-site utility alignments and storm drainage systems including any storm water detention or retention systems.

e. A landscaping plan for the particular lot showing the location and nature of all landscaping, as well as provisions for other open space; paving, fences and walls planned for the site; and the location of refuse or storage areas.

f. A plan for the location of signs indicating the contemplated display of signs, including copy, type, color and materials of letters and method of illumination.

g. A lighting plan indicating the method(s) exterior lighting.

h. An architectural rendering of the proposed building.

These plans may be combined together to simplify the applicant’s submittal as long as the drawings are acceptable to WVEDA. The applicant shall submit seven (7) copies of all development plans.

f. Section 3.2 of the Declaration is hereby deleted in its entirely and replaced with the following:

3.2 Basis for Approval. In reviewing plans submitted, WVEDA will be concerned with the safety and convenience of traffic movement both within and outside the lot, its relationship to access streets, as well as to the harmonious and beneficial relationship of structures and uses on the lot with other lots in Plan No. 1. Approval will be based, among other things, upon compliance with the Development Standards incorporated in Article V including: the adequacy of lot dimensions; adequacy of structural design, conformity and harmony of external design with neighboring structures; effect of location and use of proposed : improvements upon neighboring lots; proper facing of main elevation with respect to nearby streets; the adequacy of screening for mechanical, air-conditioning, or other roof-top installations; and conformity of the plans to the purpose and general plan and intent of this Declaration.

Except as otherwise provided in this Declaration, WVEDA shall have the right to disapprove any plans submitted hereunder on any reasonable grounds including, but not limited to the following:

a.	Failure to comply with any of the restrictions set forth in this Declaration;

b.	Failure to include information in such plans as may have been reasonably requested by WVEDA;

c.	Objection to the exterior design, the appearance of materials, or materials employed in any proposed structure;

d.	Objection on the ground of incompatibility of any proposed structure or use with existing structures or uses upon other lots, or other property in the vicinity of the subject property,

e.	Objection to the location of any proposed structure with reference to other lots, or other property in the vicinity;

f.	Objection to the grading or landscaping plan for the lot;

g	Objection to the color scheme, finish, proportions, styles of architecture, height, bulk, or appropriateness of any structure;

h.	Objection to the number or size of parking spaces, or to the design of the parking area;

i.	Any other matter that, in the judgment of WVEDA would render the proposed improvements or use inharmonious with the general plan for improvement of the subject property or with improvements located upon other lots or other property in the vicinity.

h. Section 3.3 of the Declaration is hereby deleted in its entirety and replaced with the following:

3.3 Approval. WVEDA may approve plans as submitted, or as altered or amended, or may grant approval subject to specific conditions. Upon approval or conditional approval by WVEDA of any plans submitted, one copy of the approved plans bearing a statement of WVEDA’s approval together with any conditions, shall be retained permanently by WVEDA and by the applicant. Construction consistent with the approval or conditional approval granted must be completed within eighteen (18) months of receipt of the approval or conditional approval.

i. Section 3.4 of the Declaration is hereby deleted in its entirety and replaced with the following:

3.4 Construction Without Approval. If any improvement shall be erected, placed, or maintained upon any lot, or any new use commenced upon any lot, other than in accordance with the approval by WVEDA pursuant to the provisions of this Article III, such alteration, erection, placement, maintenance, or use shall be deemed to have been undertaken in violation of this Declaration, and upon written notice from WVEDA, any such improvement so altered, erected, placed, maintained, or used upon any lot in violation of this Declaration shall be removed or altered so as to conform to this Declaration, and any such use shall cease or be altered so as to conform to this Declaration. Should such removal or alteration or cessation or amendment of use not be accomplished within thirty (30) days after receipt of such notice, then the party in breach of this Declaration shall be subject to the enforcement procedures set forth in Article II

j. Article IV of the Declaration is hereby deleted in its entirety and restated to read as follows:

ARTICLE IV: REGULATION OF OPERATIONS AND USES

4.1 Permitted Uses. Plan No. 1 shall be utilized for the purpose of promoting the expansion of industrial, commercial, manufacturing and tourism activity in West Virginia. Specific permitted uses of Plan No. 1 shall be determined on a case-by-case basis by the WVEDA and its successors and assigns in their sole discretion.

4.2 Prohibited Uses. Uses which create objectionable attributes including, but not limited to noise, odor, vibration, fumes, flare, heat, hazard, radiation or waste problems are prohibited. Any use which is prohibited by federal, state or local law is prohibited. Notwithstanding the fact that certain video lottery machines or other gambling, gaming or lottery devices may not be prohibited by federal, state or local law, video lottery machines of any kind or nature whatsoever or any other gambling, gaming or lottery devices are not permitted to be installed or used within Plan No. 1 or land added by the Notice of Addition by any current or future property owner. The installation and or use of video lottery machines of any kind or nature whatsoever or any other gambling, gaming or lottery devices is strictly prohibited within Plan No. 1 or land added by the Notice of Addition. In addition, the following uses are strictly prohibited:

1.	Adult Entertainment Establishment: defined as any theater, magazine store, book store, nude model studio, sexual encounter center, escort service, adult cabaret, adult motel or other establishment which at any time displays motion pictures, video tapes, books, magazines or other forms of live entertainment of a sexual nature or content, including, but not limited to, the display of any motion picture, video tape, book, magazine, dancing or any other form of live “entertainment” which is “X-rated”, has been judged to be pornographic or obscene, depicts any live or simulated sex act. The prohibition herein shall not apply to pay per view or cable shown within a hotel room.

2.	Any refining, smelting or mining operation.

3.	Trailer court.

4.	Junkyard.

5.	Car wash.

6.	Shooting gallery.

7.	Permanent outdoor flea market.

8.	Head Shop.

9.	Drug rehabilitation center or “halfway” house.

10.	Massage parlor.

11.	Residential mental health facilities.

12.	Multitenant self storage facilities.

WVEDA and its successors or assigns reserve the right in their sole discretion to determine which specific uses are prohibited hereunder.

k. Section 5.3 of the Declaration is hereby deleted in its entirety and replaced with the following:

5.3 Building Height Limitations. Building height limits shall be described as occurring within a 45° angle of bulk plane or a maximum of sixty (60) feet above finished grade, whichever is more restrictive. Bulk plane shall be defined as an imaginary inclined plane rising over a lot, drawn at a 45° angle from the vertical, the bottom side of which is coincidental with the lot line(s) of the lot, and which, together with a maximum height of sixty (60) feet above finished grade, delineates the maximum bulk of any improvement which may be constructed on the lot. Additional height may be permitted if specifically approved in writing by WVEDA. The height of any roof over any occupied floor shall not rise above this plane except that in the cases of buildings with special requirements, additional height may be permitted by WVEDA, Such special requirements shall not include habitable space.

1. Section 5.4 of the Declaration is hereby deleted in its entirety and replaced with the following:

5.4 Construction Materials. To establish and maintain the character and property values for all developed lots within Plan No. 1, quality materials must be utilized in the construction of all buildings. Building materials will be judged and approved by WVEDA on a case-by-case basis. Factors to be considered by WVEDA include: the overall design of the building(s); its compatibility with existing and previously approved structures including scale, color, and texture of the building in harmony with the design of other existing or approved structures; and, the overall objectives of quality development described elsewhere in these covenants. Plans that provide for metal-clad buildings will be approved only on the condition that such buildings are constructed so as not to have the appearance of a pre-engineered metal building, are designed by an architect, and are specially approved in writing by WVEDA.

m. Subclause 5.8(a)(4) of the Declaration is hereby amended and restated to read as follows:

4.	Other Uses - The space provided for parking must satisfy generally accepted parking guidelines for that use and be approved by WVEDA in order to insure compliance with federal, state and local guidelines.

n. Section 5.10 of the Declaration is hereby deleted in its entirety and replaced with the following:

5.10 Sign Standard. Signage will be strictly regulated to facilitate the easy identification of the business or product of the owner or occupant, to maximize visual quality, and to promote an image consistent with the general purposes of conditions stated in this Declaration.

All building identification signs must be approved by WVEDA. All signs must conform to sign criteria of Three Springs Industrial and Business Park as amended from time to time. Billboards or similar advertising signs are not permitted except for temporary signs advertising a lot for sale or lease. These temporary signs used for advertising a lot for sale or lease may not exceed twenty-four (24) square feet in area.

o. Section 5.11 of the Declaration is hereby deleted in its entirety and replaced with the following:

5.11 Mechanical or Other Equipment. All mechanical equipment including air handling units, condensers, compressors, ventilators, chimneys, stacks, ductwork, vents and conductors erected, used and installed on the property, if visible outside of any building, must be screened from view in a manner approved by WVEDA. Roof-mounted mechanical equipment which projects vertically more than eighteen (18) inches above the roof or roof parapet when viewed from street level, is to be screened by an enclosure, which is designed to conform with the building. No mechanical equipment is to be mounted on the wall surface of a building.

Vents, louvers, flashings and framed openings in the wall surface are to be painted consistent with the color scheme of the building.

No tower, dish or antenna for the transmission or the reception of any signals including but not limited to electro-magnetic or laser radiation shall be erected, used or maintained on the lot, if visible outside of any building, whether attached to an improvement or self-standing, without prior written approval of WVEDA.

q. Section 5.12 of the Declaration is hereby deleted in its entirety and replaced with the following:

5.12 Waste Disposal and Storage. Adequate space for refuse containers and the required loading spaces must be provided as part of the site development. All outdoor waste storage and loading areas and associated screening must be indicated on the final site plan and landscape plan submitted for the approval of WVEDA.

a.	All refuse, if stored outside the building, will not be allowed to accumulate, must be disposed of on a regular basis and must be kept in closed, fire resistant, sanitary containers especially made for refuse storage. Such containers must be totally enclosed and screened from view from the street and from adjoining properties. Refuse containers, in and of themselves, will not be considered adequate screening devices. Refuse containers shall not be stored in front of building(s).

b.	No burial of waste material will be permitted on the project site.

c.	No lagoons or open vessels for liquid waste storage are permitted.

d.	Radioactive waste storage outside of a building is not permitted. Open burning of refuse or waste is prohibited.

e.	Employee picnic or recreational areas, if any, must be provided with adequate refuse containers and emptied regularly.

r. Section 5.13 of the Declaration is hereby deleted in its entirety and replaced with the following:

5.13 Fences and Walls. Erection of security fences of any type around the perimeter of a property will be prohibited. Limited utility fencing to enclose hazardous, dangerous or secure areas may be approved provided they are designed to be in harmony with the surroundings, using landscaping or other suitable screening devices which utilize an approved architecturally treated, barrier constructed with approved materials. Architecturally treated barriers and materials used shall be approved by WVEDA. Architecturally compatible walls, proposed as a design device to give architectural continuity to the area, may be used with the approval of WVEDA. Walls must be made of high quality materials compatible with the building exterior walls.

s. Section 5.18 of the Declaration is hereby deleted in its entirety and replaced with the following:

5.18 Nuisances. No animals, including but not limited to, horses, cattle, swine, goats, poultry, or fowl shall be kept on any lot. No weeds, underbrush, or other unsightly growths shall be permitted to grow or remain upon the lots, and no refuse pile or unsightly objects shall be allowed to be placed or suffered to remain anywhere thereon. No lot shall be used in whole or in part for the storage of any property or thing that will cause such lot to appear in an unclean or untidy condition or that will be obnoxious to the eye; nor shall any substance, thing, or material be kept upon any lot that will emit foul or obnoxious odors, or that will cause any noise that will or might disturb the peace, quiet, comfort, or serenity of the occupants of surrounding property. In the event that any owner of any lot in Plan No. 1 shall fail or refuse to keep such lot free from weeds, underbrush, or refuse piles or other unsightly growth or objects, then WVEDA or its assignee may enter upon such lands and remove the same at the expense of the owner, which such entry shall not be deemed a trespass, and in the event of such a removal a lien shall arise and be created in favor of WVEDA and against such lot for the full amount chargeable to such lot, and such amount shall be due and payable within thirty (30) days after demand is made therefor.

t. Section 5.19 of the Declaration is hereby deleted in its entirety and replaced with the following:

5.19 Storm Water Detention. Storm water management is to be provided for each developed site. Post developed peak runoff shall be reduced to predevelopment peak rates for 2,10, and 25-year storm events of 24-hour duration. Site generated storm water runoff shall be determined with “Soil Conservation Service” methodology using average 24-hour precipitation values contained in Appendix B of the then current West Virginia Erosion and Sediment Control Handbook for Developing Areas. Maintenance of storm water management facilities shall be the responsibility of the property owner. In the event a facility is not adequately maintained, WVEDA or its assignee shall have the right to maintain said facility at the expense of the owner or occupant. WVEDA shall have a lien upon such lot or lots to secure payment of all such accounts.

u. Article VI of the Declaration is hereby deleted in its entirety.

v. Article VII of the Declaration is hereby deleted in its entirety and replaced with the following:

ARTICLE VI: VARIANCES AND ADJUSTMENTS

In order to protect and enhance the continuing development of the Three Springs Industrial and Business Park, enforcement rights will be held only by WVEDA, as defined in Article II. Requests for variances or adjustments to these restrictive covenants including, but not limited to, the prohibited uses set forth in section 4.2 will be considered by WVEDA on a case-by-case basis and granted by WVEDA at its sole discretion. Approval of any variance or adjustment shall not be deemed to change, or generally waive, the covenants or restrictions herein contained, or to serve as precedent for any proposed future variances or adjustments which may be requested. Requests for variances or adjustments may be granted by WVEDA without the consent of the then existing lot owners, their successors or assigns, or their mortgagees of property within Plan No. 1 or land added by the Notice of Addition, and/or without the consent of any other person or party.

w. Article VIII of the Declaration is hereby deleted in its entirety and replaced with the following:

ARTICLE VII: PROVISIONS FOR MODIFICATION, AMENDMENT OR DELETION

These restrictive covenants may be modified, amended or deleted at any time by WVEDA for the purpose of further insuring the development of Plan No. 1 as an area of high standards. Such modification, amendment, or deletion shall be binding upon all future purchasers, their respective heirs, executors, administrators, successors and assigns; provided, however, that each such modification, amendment or deletion must be consented to in writing by the then existing lot owners, their successors or assigns which are determined by WVEDA to be directly, pecuniarily and adversely affected by the proposed modification, amendment or deletion.

x. A new Article VIII is hereby added to the Declaration and shall read as follows:

ARTICLE VIII: CITY OF WEIRTON UNIFIED DEVELOPMENT ORDINANCE

The use, development and improvement of all lots and building sites in Plan No. 1 shall comply with the terms of the Unified Development Ordinance of the City of Weirton, West Virginia, as amended.

3. RATIFICATION OF DECLARATION. In all other respects the Declaration including the Amendments and the Notices of Addition are unchanged and ratified as binding and enforceable on Plan No. 1 and the land added by the Notices of Addition including all owners, tenants and lessees of lots in Plan No, 1 and the land added by the Notices of Addition.

4. QUIT-CLAIM AND HOLD HARMLESS. WSC does hereby remise, release and quitclaim any right, title, interest, property, claim and demand whatsoever of WSC without any warranty whatsoever and WVEDA shall release and hold harmless WSC from and against any and all claims, suite, penalties, liabilities, and expenses (including, without limitation, legal fees) of WVEDA arising out of or resulting from this Amendment, the Declaration or any rights, obligations and liabilities thereunder.

[Remainder of page intentionally left blank; signature page follows]

STATE OF OREGON	)
)
COUNTY OF Illegible	)

I, LORI HANCOCK, a Notary Public in and for the County and State aforesaid, do hereby certify that Robert C. Fletcher, as Liquidating Trustee, who signed the above writing bearing date, the second day of January, 2008, on behalf of Weirton Steel Corporation Liquidating Trust, a successor to Weirton Steel Corporation, a Delaware corporation, and acknowledged the said writing to be the act and deed of said corporation.

Given under my hand this second day of January, 2008.

My commission expires: November 26, 2011

STATE OF WEST VIRGINIA	)
)
COUNTY OF KANAWHA	)

I, Beverly S. Dolin, a Notary Public in and for the County and State aforesaid, do hereby certify that David A. Warner, as Executive Director, who signed the above writing bearing date, the 10th day of January, 2008, on behalf of West Virginia Economic Development Authority, a West Virginia public corporation, and acknowledged the said writing to be the act and deed of said corporation.

Given under my hand this 10th day of January, 2008.
My commission expires: April 23, 2017

This instrument was prepared by and upon recordation should be returned to Amy R. King, Esquire, Spilman Thomas & Battle, PLLC, Post Office Box 273, Charleston, West Virginia 25321.

VARIANCE

TO

DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS

WEIRTON STEEL CORPORATION

AND

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY

THREE SPRINGS INDUSTRIAL AND BUSINESS PARK-PLAN NO.1

BROOKE COUNTY, WEST VIRGINIA

THIS VARIANCE to the Declaration of Covenants; Conditions and Restrictions of Weirton Steel Corporation, Three Springs Industrial and Business Park-Plan.No. 1 in Brooke County, West Virginia, is made this 31st day of July, 2003, by Weirton Steel Corporation (hereinafter “WSC”) and the West Virginia Economic Development Authority (hereinafter “WVEDA”).

RECITALS:

A. WSC, prior to June 19, 1997, was the owner of a plan of lots located in Weirton, Brooke County, West Virginia, known as Three Springs Industrial and Business Park-Plan No. 1 (“Plan No. 1”), which is recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia, in Plat Book No. 3, at pages 55 and 55A;

B. WSC has recorded a Declaration of Covenants, Conditions and Restrictions dated March 20, 1997 (the “Declaration”), applicable to Plan No. 1, which Declaration is recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia, in Deed Book No. 276 at pages 455 to 476;

C. WSC conveyed Plan No, 1 to WVEDA by Deed dated June 19, 1997, which is recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia, in Deed Book No. 277 at page 467;

D. The Declaration provides that it may be amended by the filing of an amendment to the Declaration with the consent of WSC and WVEDA, and the first Amendment to the Declaration dated February 12, 1999 was filed and recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Deed Book No. 283 at page 221; and Amendment No. 2 to the Declaration dated May 1, 2003 was filed and recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Deed Book Volume 302, at page 425.

E. The Declaration provides that realty adjacent to Plan No. 1 owned or hereafter owned by WSC may be added to Plan No. 1 and subject to the Declaration, upon the recording of a “Notice of Addition to Land” as required by Section 2.4 of the Declaration and a Notice of Addition to Land” dated September 23, 1999 was filed and recorded in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Deed Book No. 285 at page 220 (“Notice of Addition”);

F. Pursuant to Article VII of the Declaration, as amended, captioned “Variances and Adjustments”, WSC and WVEDA have the right to grant variances or adjustments to the provisions of the Declaration.

NOW THEREFORE, after due consideration, WSC and WVEDA grant a variance to Weirton 902, LLC, its successors and assigns, to construct and operate a hotel on the portion of the Property described on Exhibit A, incorporated herein by reference.

IN WITNESS WHEREOF, WSC and WVEDA have each caused this variance to be executed and filed on the day and year first above stated, by the officers hereinafter stated;

ATTEST:		WEIRTON STEEL CORPORATION a Delaware corporation

By:		By:
Name:	Virgil G. Thompson	Name:	William R. Kiefer
Its:	Corporate Attorney	Its:	General Counsel and Secretary

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY a West Virginia public corporation

By:		By:
Name:	[Illegible]	Name:	David A. Warner
Its:	[Illegible]	Its:	Executive Director

STATE OF WEST VIRGINIA	)
)
COUNTY OF BROOKE	)

I, Illegible, a Notary Public in and for the County and State aforesaid, do hereby certify that William R. Kiefer, as General Counsel and Secretary, who signed the above writing bearing date, the 31st day of July, 2003, on behalf of Weirton Steel Corporation, a Delaware corporation, and acknowledged the said writing to be the act and deed of said corporation.

Given under my hand this 31st day of July, 2003.

NOTARY PUBLIC

STATE OF WEST VIRGINIA	)
)
COUNTY OF KANAWHA	)

I, Illegible, a Notary Public in and for the County and State aforesaid, do hereby certify that David A. Warner, as Executive Director, who signed the above writing bearing date, the 31st day of July, 2003, on behalf of West Virginia Economic Development Authority, a West Virginia public corporation, and acknowledged the said writing to be the act and deed of said corporation.

Given under my hand this 1st day of August, 2003.

My commission expires: April 23, 2007

NOTARY PUBLIC

Notary seal required

Prepared by: Virgil Thompson, Esq. Weirton Steel Corporation 400 Three Springs Drive Weirton, WV 26062

Exhibit A

All that certain tract or parcel of land situated in the City of Weirton, District of Cross Creek, County of Brooke and State of West Virginia and designated as Lot l-A-3 in Subdivision No. 7, Three Springs Industrial and Business Park, to be recorded, being more particularly described as follows:

Beginning at a point on the westerly line of Three Springs Drive, of varied width, at its intersection with the northerly line of proposed Three Springs Way, 50 feet wide, said line also being the southerly line of land now or formerly of the Steel Works Community Federal Credit Union; thence along said proposed Three Springs Way and line of said Credit Union, South 80° 11’ 30” West a distance of 250.00 feet to a point on the easterly line of proposed Amerihost Drive, 50 feet wide; thence along the easterly line of said proposed Amerihost Drive and the westerly line of land of said Credit Union, North 09° 48’ 31” West a distance of 283.32 feet, to a point of curvature at Lot l-A-3 herein described, said point being the true place of beginning of this description; thence from said true place of beginning of this description, by the arc of a circle curving to the left, said curve being the tangent to the preceding course, with a radius of 51.00 feet an arc distance of 154.28 feet, to a point at the line dividing the herein described Lot l-A-3 and Residual Parcel 1-A, both in Subdivision No. 7, Three Springs and Industrial and Business Park to be recorded, said curve being subtended by a chord bearing South 83° 31’ 42” West a distance of 101.83 feet; thence along the line dividing Lot l-A-3 from Residual Parcel 1-A, the following five courses and distances: South 86° 51’ 55” West a distance of 50.40 feet; North 72° 35’ 00” West a distance of 249.41 feet; North 09° 48’ 31” West a distance of 34.03 feet; North 17° 25’ 00” East a distance of 183.37 feet; North 57°35’ 13” East a distance of 62.10 feet, to a point on the land now or formerly of KG Hotel Partners, LLC; thence along the land of KG Hotel Partners, LLC, South 72° 35’ 00” East a distance of 261.21 feet, to a point at the line of land now or formerly of the Steel Works Community Federal Credit Union, aforementioned; thence along the land of said Credit Union, South 09° 48’ 31” East a distance of 227.34 feet to a point of curvature on the proposed Amerihost Drive, aforementioned, said point being at the place of beginning of this description.

Containing 86,344 square feet or 1.98 acres more or less.